Certain confidential information contained in this document, marked by [***], has been omitted pursuant to Regulation S-K, Item 601(b) because the registrant has determined that the omitted information (i) is not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit 4.80

SHARE PURCHASE AGREEMENT

BY AND BETWEEN

T&D HOLDINGS, INC.

AND

PAYPAY CORPORATION

DATED AS OF JUNE 4, 2026

(continued)

Page

-i-

(continued)

Page

-ii-

(continued)

Page

-iii-

Exhibits and Schedules

Exhibit A IFRS Conversion Plan

Exhibit B TSA Term Sheet

Exhibit C-1 Form of Tripartite Shareholders Agreement

Exhibit C-2 Form of Bilateral Shareholders Agreement

Schedule 6.5(a) Third Party Consents

Schedule 7.1(a) Required Governmental Approvals

-iv-

Exhibit 4.80

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement, dated as of June 4, 2026 (this “Agreement”), is made and entered into by and among T&D Holdings, Inc., a joint stock company (kabushiki kaisha) incorporated under the laws of Japan (“Seller”) and PayPay Corporation, a joint stock company (kabushiki kaisha) incorporated under the laws of Japan (“Buyer”). Buyer and Seller are sometimes individually referred to in this Agreement as a “Party” and, collectively, as the “Parties.”

WITNESSETH:

WHEREAS, Seller directly owns 1,600,000 common shares of T&D FINANCIAL LIFE INSURANCE COMPANY (the “Company”), representing one hundred percent (100%) of the total issued and outstanding common shares (for the avoidance of doubt, for the purposes of this Agreement, “outstanding” shares do not include treasury shares) of the Company as of the date hereof; and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of Seller’s right, title and interest in and to the Target Shares (as defined below), upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows:

Article 1
DEFINITIONS

Section 1.1 Definitions

For purposes of this Agreement, the following terms have the respective meanings set forth below:

“Action” means (a) any civil, criminal, judicial, investigative, regulatory or administrative action, suit, claim, complaint, inquiry, litigation, arbitration or other proceeding, in each case before, or brought by, a Governmental Entity or (b) any examination, audit, investigation or inquiry by a Governmental Entity, including a Tax audit.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person.

“Agreement” has the meaning set forth in the Preamble.

“Anticipated Closing Date” means a date reasonably anticipated by the Parties to be the Closing Date based on facts known to the Parties with respect to satisfaction or waiver of the conditions set forth in Article 7, including communications with applicable Governmental Entities with respect to the timing of receipt of the Required Governmental Approvals.

“Anti-Corruption Laws” means all Applicable Laws relating to bribery or corruption (governmental or commercial), including (a) Japan’s Unfair Competition Prevention Act 1993, (b) the US Foreign Corrupt Practices Act 1977, (c) the UK Bribery Act 2010 and (d) any other Applicable Laws that prohibit the corrupt payment, offer, promise, or authorisation of the

Exhibit 4.80

payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any government official to: (i) obtain a (business) advantage; or (ii) improperly influence them or reward them for improper performance of a duty.

“Anti-Social Force” means any of the following: (a) an organized crime group (bouryokudan), (b) a member of an organized crime group (bouryokudan-in), (c) a Person for whom five years have not passed since the day on which such Person ceased to be a member of an organized crime group, (d) a quasi-member of an organized crime group (bouryokudan-jun-kouseiin), (e) a Person associated with an organized crime group (bouryokudan-kankei-kigyou), including any Person that is directly or indirectly controlled or substantially influenced by, acts for the benefit of, provides funds or other benefits to, or makes use of for its own benefit, any organized crime group or any member or quasi-member thereof, (f) a corporate extortionist (soukai-ya), (g) a social/political movement racketeer (shakaiundou-tou-hyoubou-goro), (h) a highly-sophisticated crime syndicate (tokushu-chinou-bouryoku-shuudan), or (i) any other Person similar to any of the foregoing.

“Anti-Money Laundering Laws” means (a) Japan’s Prevention of Transfer of Criminal Proceeds Act 2007, (b) the US Bank Secrecy Act 1970, as amended, among others, by the Money Laundering Control Act 1986, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act 2001 (also known as the USA PATRIOT Act) and the Anti-Money Laundering Act 2020, (c) the UK Proceeds of Crimes Act 2002 and (d) any other Applicable Laws relating to money laundering, the proceeds of criminal activity or similar matters.

“Applicable Law” with respect to any Person means any domestic, foreign, national, federal, state or local law, statute, ordinance, administrative ruling, rule or regulation, order, injunction, judgment, decree, code, constitution or treaty or other requirement or rule of law enacted, promulgated, issued, enforced or entered by any Governmental Entity applicable to such Person or such Person’s businesses, properties, assets or rights, as may be amended from time to time, including any rules or regulations of any stock exchange.

“Base Purchase Price” means one hundred fifteen billion eight hundred thirty million Japanese yen (¥115,830,000,000); provided, however, that upon the occurrence of the OneIM Non-Closing Event, this definition shall be automatically amended in its entirety to read as follows: “Base Purchase Price” means one hundred forty billion four hundred fifteen million Japanese yen (¥140,415,000,000).

“Basket” has the meaning set forth in Section 8.4(a)(ii).

“Brand Transition Plan” has the meaning set forth in Section 6.12(b).

“Burdensome Condition” means any condition, action, limitation, restriction, requirement or qualification imposed by a Governmental Entity in connection with its grant of any Governmental Approval that would: (a) require Buyer or any of its Affiliates to take any action that would violate any Applicable Law or Governmental Order; (b) require Buyer to divest, dispose or sell any assets or business of the Company if the compliance with such requirement would result in a Company Material Adverse Effect following the Closing; (c) require Buyer to limit, restrict or modify, or discontinue, any business or operations of the Company if the compliance with such requirement would result in a Company Material Adverse Effect following the Closing; or (d) require Buyer to terminate, assign, or substantially amend any existing contractual relationships or contractual rights or obligations of the

Exhibit 4.80

Company if the compliance with such requirement would result in a Company Material Adverse Effect following the Closing; provided, that nothing herein shall restrict the Company from taking any actions that are not expressly prohibited under this Agreement to eliminate a Burdensome Condition; provided, further, that, solely to the extent that Buyer is in compliance with its obligations under Section 6.4(e), a Burdensome Condition shall also include any condition, action, limitation, restriction, requirement or qualification imposed by a Governmental Entity in connection with its grant of any Governmental Approval that would: (A) require Buyer or any of its Affiliates (limited to those that are Affiliates of Buyer as of the date hereof; the same applies to the reference to Buyer’s Affiliates in this proviso) to divest, dispose or sell any material assets or business (excluding any investments or interests in any Person that is not an Affiliate of Buyer) of Buyer or any of its Affiliates if the compliance with such requirement would result in a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operation of (i) Buyer and its Subsidiaries, taken as a whole, or (ii) those Affiliates of Buyer that are within any single business segment (as objectively determined in accordance with generally accepted commercial standards), taken as a whole, in each case of clauses (i) and (ii), which is equivalent in scope to a Company Material Adverse Effect (a “Buyer Group Material Adverse Effect”); (B) require Buyer or any of its Affiliates to limit, restrict or modify in any material respect, or discontinue, any material business or operations of Buyer or any of its Affiliates (which, for the avoidance of doubt, shall not include any business or operations of any Person that is not an Affiliate of Buyer) if the compliance with such requirement would result in a Buyer Group Material Adverse Effect; (C) require Buyer or any of its Affiliates to terminate, assign, or substantially amend any material existing contractual relationships or contractual rights or obligations of Buyer or any of its Affiliates with any third party (excluding any contractual relationships or contractual rights or obligations solely among Buyer, any of its Affiliates and any of their respective Affiliates) if the compliance with such requirement would result in a Buyer Group Material Adverse Effect.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which banking institutions in (a) Tokyo, Japan, and solely for the purposes of Section 2.2(a) or Section 2.3, (b) London, United Kingdom, (c) New York City, New York or (d) Abu Dhabi, United Arab Emirates, are required or authorized by Applicable Law to be closed.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 6.8(c).

“Buyer Disclosure Schedule” means the disclosure schedule (including any attachments thereto) delivered by Buyer to Seller on the date hereof in connection with, and constituting part of, this Agreement.

“Buyer Fundamental Representations” means the representations and warranties contained in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, and Section 3.7.

“Buyer Group Material Adverse Effect” has the meaning set forth in the definition of Burdensome Condition.

“Buyer Material Adverse Effect” means any material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement or the other Transaction Documents and to perform its obligations under this Agreement or the other Transaction Documents in accordance with this Agreement or the other Transaction Documents.

Exhibit 4.80

“Buyer Required Governmental Approvals” has the meaning set forth in Section 10.3(b).

“Cap” has the meaning set forth in Section 8.4(a).

“Capital Stock” means capital stock, shares, membership interests, partnership interests or other type of equity interest, as applicable, in a Person.

“Claim Notice” has the meaning set forth in Section 8.5(a).

“Clean Team Agreement” means the clean team agreement dated February 20, 2026, delivered from Buyer to Seller.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Company” has the meaning set forth in the Recitals.

“Company Distribution Contract” means any Contract to which the Company is a party with any bank, financial institution or other distributor or intermediary pursuant to which such Person markets, offers, sells, distributes or services any Product, including any bancassurance agreement, distribution or marketing agreement, or referral agreement.

“Company Financial Statements” has the meaning set forth in Section 4.7(a).

“Company Information” has the meaning set forth in Section 6.3(b).

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operation of the Company, but excluding any Effect to the extent resulting from or arising out of: (A) changes in general political, regulatory, economic or securities, currency, capital, credit or financial market conditions (including changes in interest rates and changes in equity prices), including hostilities, acts of war or terrorism, or any escalation or worsening thereof; (B) any occurrence or condition generally affecting participants in the industry in which the Company operates, whether international, national, regional, state, provincial or local; (C) any change or proposed change in Japanese GAAP, IFRS or Applicable Law or regulatory policy, or the interpretation or enforcement thereof; (D) weather, meteorological events or other natural disasters or natural occurrences; (E) any Contagion Event; (F) any actions taken (or omitted to be taken) by or at the written request of Buyer; (G) the execution and delivery of, or compliance with the terms of, or the taking of any action required by, this Agreement, the other Transaction Documents and, unless the OneIM Non-Closing Event has occurred, the OneIM SPA, the failure to take any action prohibited by this Agreement or the other Transaction Documents or, unless the OneIM Non-Closing Event has occurred, the OneIM SPA, or the public announcement of, or consummation of, any of the transactions contemplated hereby or thereby; or (H) any failure of the business of the Company to meet any financial projections or targets (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any Effect to the extent resulting from or arising out of clauses (A) through (E) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or could reasonably be expected to

Exhibit 4.80

occur to the extent that such Effect has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Company Material Contracts” means the following Contracts in effect to which the Company is a party (other than Contracts (a) with respect to which the Company will not be bound or have any liability after the Closing or (b) which are terminable on notice of ninety (90) or fewer days without material penalty):

(i) Contracts containing any provision limiting the ability of the Company to compete with any Person, solicit customers or suppliers, or engage in any line of business in any geographic area in which the Company operates its business, other than limitations not material to the business of the Company;

(ii) Contracts containing any exclusive distribution, marketing, license, or other exclusivity arrangements binding the Company in any geographic area in which the Company operates its business;

(iii) Contracts for the acquisition, transfer, lease, license or disposition by the Company of (A) any company or business or (B) any asset (including any Intellectual Property) involving consideration in excess of three hundred million Japanese yen (¥300,000,000), in each case other than any Company Distribution Contracts, Insurance Contracts or Company Reinsurance Contracts;

(iv) Contracts involving obligations or liabilities of the Company or any counterparty in excess of three hundred million Japanese yen (¥300,000,000) annually, except for (A) Company Distribution Contracts, (B) Insurance Contracts or (C) Company Reinsurance Contracts;

(v) Company Material Distributor Contracts;

(vi) Company Material Reinsurance Contracts;

(vii) Contracts relating to the Company’s indebtedness for borrowed money or guarantees of the obligations of any other Person involving the Company’s liability in excess of one billion Japanese yen (¥1,000,000,000);

(viii) Contracts with any Governmental Entity;

(ix) Contracts that provide for any joint venture, capital or business alliance or partnership that are material to the business of the Company (excluding, for the avoidance of doubt, any Company Reinsurance Contracts and Company Distribution Contracts);

(x) collective bargaining agreements or Contracts with any labor union, other than labor-management agreements (roshi kyotei);

(xi) Contracts between the Company, on the one hand, and Seller or any of its Affiliates, on the other hand (each, a “Related Person Arrangement”);

(xii) Contracts for the lease of any real property that are material to the business of the Company.

Exhibit 4.80

“Company Material Distributor Contracts” means the Contracts listed in Section 1.1(a) of the Seller Disclosure Schedule.

“Company Material Governmental Approvals” has the meaning set forth in Section 4.13.

“Company Material IT Systems” has the meaning set forth in Section 4.15(a).

“Company Material Reinsurance Contracts” means the Contracts listed in Section 1.1(b) of the Seller Disclosure Schedule.

“Company Reinsurance Contract” means any Contract to which the Company is a party that provides for the assumption, cession, indemnification, or sharing of insurance or annuity liabilities or risks by or with any reinsurer or other risk-taking counterparty, including any treaty, facultative, coinsurance, or modified coinsurance arrangement, and any side letters, trust agreements, funds withheld agreements, letters of credit, collateral agreements, experience accounts, or other Contracts entered into in connection therewith.

“Condition Satisfaction” has the meaning set forth in Section 2.3.

“Connected Person” means, in relation to any Person:

(a) any Affiliate of such Person;

(b) any director, officer or employee of such Person or any Affiliate of such Person;

(c) any trust or other arrangement under which such Person or any Person described in clause (a) or (b) is a beneficiary; and

(d) any company, partnership or other entity which is controlled by such Person or any Person described in clauses (a) to (c).

“Contagion Event” means the outbreak and ongoing effects of contagious disease, epidemic or pandemic (including COVID-19) or any worsening of such matters, any declaration of martial law, quarantine or similar directive or policy or guidance by any Governmental Entity in response thereto and any changes in Applicable Law in response to any of the foregoing.

“Continuing Employees” means the employees who are employed by the Company as of immediately prior to the Closing.

“Contract” means, with respect to any Person, any legally binding contract, lease, license, sublicense, commitment, loan or credit agreement, indenture, note, bond, instrument, agreement or other legally binding commitment or obligation to which such Person is a party or is otherwise subject or bound, whether written or oral.

“control” means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

“Corporation Tax Act” means the Corporation Tax Act of Japan (Act No. 34 of 1965).

Exhibit 4.80

“Counterparty Information” has the meaning set forth in Section 6.3(b).

“D&O Indemnified Parties” has the meaning set forth in Section 6.13(a).

“Data Privacy Law” means all Applicable Law relating to the collection, use, storage, processing, disclosure, transfer (including cross-border transfer), or protection of personal data, including Japan’s Act on the Protection of Personal Information (Act No. 57 of 2003), any data breach notification laws, and any other Applicable Law governing privacy, data protection, or information security.

“De minimis Amount” has the meaning set forth in Section 8.4(a)(i).

“Disclosed Information” means the facts, matters or other information disclosed in any written information made available to Buyer by Seller or on behalf of Seller in the Electronic Data Room or in the Seller Disclosure Schedule, in each case, in such detail as would enable a reasonable buyer, with the advice of professional advisors in the relevant field, to identify the nature, scope and significance of the matter disclosed.

“Effect” means any event, development, occurrence, fact, circumstance, condition, change or effect.

“Electronic Data Room” means the electronic data rooms established by Seller at www.dfsvenue.com entitled “Pj Flower” as of June 2, 2026.

“Excluded Disclosure” means the facts, matters or other information disclosed in Section 1.1(e) of the Seller Disclosure Schedule.

“Existing Seconded Employees” has the meaning set forth in Section 6.8(b).

“Fraud” means a knowing or intentional misrepresentation by a Person in respect of its representations and warranties in this Agreement or any certificate delivered pursuant hereto; provided, however, that “Fraud” shall not include any claim based on constructive knowledge, recklessness or negligence. For the avoidance of doubt, no fact, matter or circumstance disclosed in the Disclosed Information shall constitute Fraud to the extent Seller has not made a knowing or intentional misrepresentation in the Disclosed Information.

“Fundamental Representations” means the representations and warranties contained in Section 4.1, Section 4.2, Section 4.3 (except for clause (c) of Section 4.3), Section 4.4, Section 4.5, Section 4.10, Section 4.11, Section 5.1, Section 5.2, Section 5.3, Section 5.4, Section 5.5, and Section 5.6.

“Governmental Approval” means any permit, filing, license, certificate, concession, order, consent, approval, permission, clearance, confirmation, exemption, waiver, registration, qualification, accreditation or authorization issued, granted, given or otherwise made available or required by any Governmental Entity or any Applicable Law.

“Governmental Entity” means any supranational, national, state, provincial, city, municipal, county, local or other governmental, legislative, judicial, administrative or regulatory authority, agency, commission, board, body, court or entity or any instrumentality thereof, stock exchange, or any self-regulatory organization or body or any arbitral body or arbitrator.

Exhibit 4.80

“Governmental Order” means any order, writ, judgment, injunction, declaration, decree, stipulation, direction, requirement, determination or award issued or entered by any Governmental Entity.

“Group Management Agreement” means, collectively, (i) “経営管理に関する契約書” dated April 1, 2024 between Seller, the Company and certain members of the Seller Group, and (ii) “経営管理料の算定および支払に関する覚書” dated April 1, 2026 between Seller, the Company and certain members of the Seller Group.

“Host Migration” has the meaning set forth in Section 4.15(b).

“Host Migration Adjustment Amount” has the meaning set forth in Section 8.10(a).

“Host Migration Completion Date” has the meaning set forth in Section 8.10(a).

“Host Migration Completion Notice” has the meaning set forth in Section 8.10(c).

“Host Migration Development Plan” has the meaning set forth in Section 4.15(b).

“Host Migration Long Stop Date” has the meaning set forth in Section 6.18(a).

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“IFRS Conversion Plan” means the framework for the actions, including the contemplated approach, milestones and implementation timeline, required for Buyer to consolidate the Company as a subsidiary in Buyer’s consolidated financial statements to be prepared in accordance with IFRS after the Closing, as set forth in Exhibit A.

“Indemnified Party” has the meaning set forth in Section 8.5.

“Indemnifying Party” has the meaning set forth in Section 8.5.

“Insurance Business Act” means the Insurance Business Act of Japan (Act No. 105 of 1995).

“Insurance Contracts” means any Contracts for insurance policies or other Products issued by the Company; provided, that “Insurance Contracts” shall not include any reinsurance contract.

“Intellectual Property” means all intellectual property and intellectual property rights, however arising, pursuant to the Applicable Laws of any jurisdiction throughout the world, including patents, utility model rights, copyrights, trademarks, trade names, logos, service marks, Internet domain names, trade secrets and all other intellectual property rights of any type or nature, whether registered or unregistered, and any application for the foregoing.

“Investments” means all investments and investment assets of the Company held in connection with its business relating to Products, including cash and cash equivalents, deposits, securities and other financial instruments (including loans, notes and bonds), interests in investment funds or similar vehicles, derivatives and hedging instruments, and real estate and interests therein, in each case whether held directly or indirectly and together with all related rights and proceeds.

Exhibit 4.80

“IT Systems” means any communications systems and computer systems used by or on behalf of the Company, including all software, firmware, middleware, websites, hardware, servers, computers, notebooks, workstations, printers, routers, hubs, switches, data communication lines, ports, telephone-systems and other information technology and/or telecommunication equipment and systems and all associated documentation, but excluding networks generally available to the public.

“Japanese GAAP” means generally accepted accounting principles in Japan as in effect from time to time.

“JFSA” means the Japanese Financial Services Agency.

“Knowledge” means (a) with respect to Buyer, the actual knowledge of those Persons listed in Section 1.1(a) of the Buyer Disclosure Schedule and the knowledge obtainable by such Persons after reasonable inquiry to their respective direct reports in charge of the matter in question, and (b) with respect to the Seller, the actual knowledge of those Persons listed in Section 1.1(c) of the Seller Disclosure Schedule and the knowledge obtainable by such Persons after reasonable inquiry to their respective direct reports in charge of the matter in question.

“Leakage” means, without duplication, any of the following payments, liabilities, obligations, or actions by the Company to or for the benefit of any member of the Seller Group or any of their respective Connected Persons that occur after the Locked Box Date and at or prior to the Closing, other than any amounts that constitute Permitted Leakage:

(a) any dividend or distribution, whether in cash or in kind, declared and payable, paid or made;

(b) any payment for the purchase, redemption or repayment of any shares, loan capital or other securities;

(c) any assumption or incurrence of liability for any out-of-pocket fees, costs or expenses in connection with the transactions contemplated by this Agreement and the other Transaction Documents (including professional advisers’ fees, consultancy fees, transaction bonuses, finders’ fees, brokerage or other commission);

(d) any payment of any other nature (including any payment or repayment to terminate any Related Person Arrangements, royalty payments, license fees, management fees, monitoring fees, consulting fees, interest payments, loan payments, service or directors’ fees, bonuses or other compensation of any kind);

(e) any waiver, discount, forgiveness, discharge or release of any amount, obligation or liability owed to the Company or any claim;

(f) the assumption of, incurrence of or agreement to assume or incur any liability or obligation;

(g) the transfer of any value, assets, rights or benefits of any other nature; or

(h) any agreement or arrangement to give effect to any of the matters referred to in the foregoing subclauses (a) to (g),

together with any Taxes that may be due, payable or owing by the Company as a result of any

Exhibit 4.80

of the matters referred to in the foregoing subclauses (a) to (h), provided that amounts included in Leakage shall be reduced by any cash Tax benefits actually realized by the Company to the extent Seller reasonably demonstrates such Tax benefit has resulted from any of the matters referred to in the foregoing subclauses (a) to (h), provided, further, that such reduction shall not include any deferred tax assets, uncertain tax positions, or other Tax benefits that have not been actually realized by the Company on or prior to the Closing Date.

“Liens” means pledges, mortgages, liens, charges, security interests or encumbrances, imperfections of title, rights of first refusal, or restrictions of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Locked Box Date” means March 31, 2025.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Entity or other third party.

“Material Host Migration Change” has the meaning set forth in Section 6.18(a).

“Non-Disclosure Agreement” means the non-disclosure agreement, dated February 2, 2026, by and between Seller and Buyer, as amended or modified from time to time.

“Notified Leakage” has the meaning set forth in Section 2.5(c).

“Notified Party” has the meaning set forth in Section 8.6(a).

“Notifying Party” has the meaning set forth in Section 8.6(a).

“OneIM” means OneIM Indigo Holdings Ltd.

“OneIM Non-Closing Event” means the termination of the OneIM SPA, except where the right to terminate the OneIM SPA is not available to Seller under the OneIM SPA at the time of the termination of the OneIM SPA.

“OneIM SPA” means that certain share purchase agreement entered into between Seller and OneIM as of the date hereof with respect to the sale of the shares of the Company.

“Ordinary Course of Business” with respect to a Person means the ordinary course of business of such Person, consistent with past practice.

“Organizational Documents” means, with respect to any Person, the articles or certificate of incorporation or organization and by-laws, the equity holders’ agreement, the limited partnership agreement, the partnership agreement or the limited liability company agreement, operating agreement, or such other organizational documents of such Person.

“Outside Time” has the meaning set forth in Section 10.1(c).

“Outsourcing Agreement” has the meaning set forth in Section 6.18(b).

“Outsourcing Agreement Termination Date” has the meaning set forth in Section

Exhibit 4.80

8.10(a)(i).

“Parties” has the meaning set forth in the Preamble.

“Permitted Leakage” means, without duplication, any of the following payments, liabilities or obligations:

(a) any Leakage payable, paid, made, assumed or incurred in accordance with the terms of any Contracts between the Company, on the one hand, and any Connected Person of any member of the Seller Group, on the other hand, to the extent such Contracts are entered into on arm’s length or better terms for the Company, except in respect of the Group Management Fees;

(b) any Leakage payable, paid, made, assumed or incurred in accordance with the terms of any Contracts between the Company on the one hand, and any member of the Seller Group, on the other hand, to the extent such Contracts are entered into on arm’s length or better terms for the Company, except in respect of the Group Management Fees;

(c) any Leakage payable, paid, made, assumed or incurred in accordance with the terms of the Group Management Agreement, and any other Contracts or documents relating to the implementation of the Group Management Agreement (the “Group Management Fees”), except to the extent that the aggregate amount of the Group Management Fees payable, paid, made, assumed or incurred during any consecutive twelve (12) month period exceeds eight hundred million Japanese yen (¥800,000,000); provided, that notwithstanding anything to the contrary in this Agreement, Buyer agrees that its sole and exclusive remedy in respect of any Group Management Fees payable, paid, made, assumed or incurred during the period after the Locked Box Date and at or prior to the Closing (including in respect of any claim in respect of a breach of any representation or warranty) shall be the adjustment to the Purchase Price pursuant to this clause (c), and Buyer shall not be entitled to seek any other remedy or make any other claim (whether in contract, tort or otherwise) in respect thereof;

(d) any Leakage set forth in Section 1.1(d) of the Seller Disclosure Schedule;

(e) any Leakage actually refunded or paid in cash to the Company prior to Closing;

(f) any amounts in respect of which a provision, reserve or accrual has been expressly included in the Company Financial Statements;

(g) any Leakage consented to in writing by Buyer;

(h) any payment of the Secondment Costs in an amount substantially consistent with the level of payments made in the Ordinary Course of Business;

(i) any payment, liability or obligation expressly required to be made by the Company before the Closing pursuant to the terms of this Agreement or any other Transaction Documents; and

(j) any assumption or incurrence by the Company of liability for any out-of-pocket fees, costs or expenses in connection with the implementation of the IFRS Conversion Plan, and any payment of such liability,

Exhibit 4.80

together with any Taxes that may be due, payable or owing by the Company as a result of any of the matters referred to in the foregoing subclauses (a) to (j).

“Permitted Lien” means the following Liens: (a) Liens for Taxes that are not yet due or payable or for Taxes being contested in good faith by appropriate proceedings; (b) deposits in connection with leases; (c) Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by Applicable Law arising in the Ordinary Course of Business; (d) Liens incurred or deposits made in compliance with, or as required under, Applicable Laws or applicable supervisory guidelines of any Governmental Entity; (e) defects of title, easements, rights-of-way, imperfections of title, covenants, restrictions and other similar charges or encumbrances of record that do not, individually or in the aggregate, materially interfere with the use, operation or value of the applicable real property; (f) zoning, building and other generally applicable land or building use restrictions imposed by any Governmental Entity or by Applicable Laws; (g) Liens expressly referred to in the notes to the Company Financial Statements; (h) non-exclusive licenses of Intellectual Property granted to third parties in the Ordinary Course of Business; and (i) Liens arising under or created by this Agreement or the other Transaction Documents or, unless the OneIM Non-Closing Event has occurred, the OneIM SPA.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, Governmental Entity or other entity.

“Products” means insurance policies, annuities and other insurance, investment or financial products directly or indirectly marketed, issued, sold or underwritten by the Company.

“Purchase Price” has the meaning set forth in Section 2.4(a).

“Related Person Arrangement” has the meaning set forth in clause (xi) of the definition of Company Material Contract.

“Representative” means, with respect to any Person, (i) such Person’s Affiliates or (ii) directors, officers, employees, agents, advisors, attorneys, accountants, consultants and representatives of such Person or such Person’s Affiliates.

“Required Governmental Approvals” has the meaning set forth in Section 7.1(a).

“Resigning Directors” has the meaning set forth in Section 2.2(a)(iii)(C).

“Reverse Termination Fee” has the meaning set forth in Section 10.3(b).

“Sanctioned Country” means a country or region that is the subject or target of any Sanctions, including, as of the date of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea, Donetsk, and Luhansk regions of Ukraine.

“Sanctioned Person” means at any time any Person: (i) listed on any applicable Sanctions-related list of specially designated or blocked persons, (ii) resident in or organized under the laws of a Sanctioned Country, or (iii) majority-owned (in the aggregate) or controlled by any of the foregoing.

“Sanctions” means any sanctions laws, trade embargoes and export controls administered or enforced from time to time by the Office of Foreign Assets Control of the United States Department of the Treasury, the U.S. Department of State, the U.S. Department

Exhibit 4.80

of Commerce, the United Kingdom (including His Majesty’s Treasury), the European Union and its member states, the United Nations Security Council, Japan, or any other similar applicable foreign Governmental Entity.

“Secondment Costs” has the meaning set forth in Section 6.8(b).

“Seller” has the meaning set forth in the Preamble.

“Seller Disclosure Schedule” means the disclosure schedule (including any attachments thereto) delivered by Seller to Buyer on the date hereof in connection with, and constituting part of, this Agreement.

“Seller Group” means Seller and each of its Affiliates, but excluding the Company.

“Seller Material Adverse Effect” means any material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement or the other Transaction Documents and to perform its obligations under this Agreement or the other Transaction Documents in accordance with this Agreement or the other Transaction Documents.

“Sensitive Information” has the meaning set forth in Section 6.4(b).

“Share Sale” has the meaning set forth in Section 2.1.

“Shareholders Agreement” has the meaning set forth in Section 6.7(b).

“Strategic Partnership Agreement” means “包括業務提携に関する基本合意書” entered into between Seller, Buyer and SoftBank Corp. as of the date hereof.

“Subsidiary” of any Person at the time in question means another Person who is controlled by such first Person.

“Target Shares” means 1,123,200 common shares of the Company, representing 70.2% of the total issued and outstanding common shares of the Company; provided, however, that upon the occurrence of the OneIM Non-Closing Event, this definition shall be automatically amended in its entirety to read as follows: “Target Shares” means 1,361,600 common shares of the Company, representing 85.1% of the total issued and outstanding common shares of the Company.

“Tax” means any and all Japanese national or local, or foreign income, sales and use, employment, unemployment, disability, payroll, withholding, goods and services, stamp, customs, profits, registration or other similar tax (or charge or assessment in the nature of a tax), as well as such taxes based on secondary tax liability or joint and several liability, including any interest, penalty, or addition thereto and Transfer Taxes.

“Tax Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or other imposition of any Taxes.

“Tax Contest” has the meaning set forth in Section 9.1.

“Tax Refund” means any Tax refund, whether received in cash or as a credit against Tax liability (including any interest paid or credited with respect thereto).

Exhibit 4.80

“Tax Return” means any return, report, claim for refund or other similar statement required to be filed with a Tax Authority in connection with any Tax, including any schedule or attachment thereto, and any amendment thereof.

“TDS” has the meaning set forth in Section 6.18(b).

“Third Party Claim Notice” has the meaning set forth in Section 8.6(a).

“Ticking Fee Amount” means an amount calculated as interest on an amount equal to (a) the Base Purchase Price minus (b) any Leakage other than Permitted Leakage. For the avoidance of doubt, the Ticking Fee Amount shall be included in the value of the Company for Tax purposes and shall accrue from (and including) April 1, 2025, to (and including) the Closing Date at an interest rate per annum of 5.57%.

“Transaction Documents” means this Agreement, the Shareholders Agreement and the Strategic Partnership Agreement and the Transitional Services Agreement.

“Transfer Taxes” means any sales, use, goods and services, stock transfer, real property transfer, transfer, stamp, registration, documentary, recording or similar duties or taxes together with any interest thereon, penalties, fines, fees, additions to tax or additional amounts with respect thereto incurred in connection with the transactions contemplated hereby; provided, for the avoidance of doubt, that Taxes incurred on capital gains or income generated as a result of the Share Sale shall not be included in the Transfer Taxes.

“Transitional Services Agreement” means that certain transitional services agreement to be entered into between Seller and the Company on or prior to the Closing Date with terms consistent with those set forth in the TSA Term Sheet.

“TSA Term Sheet” means that term sheet attached hereto as Exhibit B.

Article 2
CLOSING

Section 2.1 Share Sale

On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall transfer and deliver to Buyer, free and clear of all Liens (other than any restrictions on subsequent transfer generally imposed on equity securities under Applicable Law), and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the Target Shares, in exchange for the payment of the Purchase Price (the “Share Sale”).

Section 2.2 Closing Transactions

(a) On the terms and subject to the conditions set forth in this Agreement, at the Closing:

(i) Seller shall transfer to Buyer the Target Shares and Buyer shall purchase from Seller the Target Shares;

(ii) Buyer shall, in exchange for the receipt of the documents pursuant to Section 2.2(a)(iii):

Exhibit 4.80

(A) pay, or cause to be paid, to Seller the Purchase Price in cash, in lump sum, by wire transfer of immediately available funds to the account designated by written notice from Seller to Buyer at least five (5) Business Days prior to the Closing Date (for which Buyer shall bear the fees and expenses incurred for the wire transfer); and

(B) deliver to Seller reasonable evidence demonstrating receipt of the Buyer Required Governmental Approvals.

(iii) Seller shall, in exchange for the receipt of the Purchase Price pursuant to Section 2.2(a)(ii), deliver to Buyer:

(A) a signed instruction letter instructing the Company to register Buyer as the holder of the Target Shares in the shareholder registry (kabunushi meibo) of the Company (kabunushi meibo meigi kakikae seikyu sho) duly signed by Seller;

(B) deliver to Buyer reasonable evidence demonstrating receipt of the Required Governmental Approvals (other than the Buyer Required Governmental Approvals) (to the extent required); and

(C) written resignations, in form and substance reasonably acceptable to Buyer and effective as of the Closing, of the directors of the Company as may be agreed in writing between the Parties (the “Resigning Directors”).

All documents and items delivered and payments made in connection with the Closing shall be held by the recipient to the order of the Person delivering them until such time as the Closing takes place.

(b) The Parties shall (i) on the Closing Date, cause a shareholders’ meeting of the Company to be held or a written resolution in lieu of such meeting to be passed, with effect from the Closing, to appoint directors of the Company as is necessary to ensure that the number and composition of the directors of the Company comply with the requirements under the Shareholders Agreement, and (ii) as promptly as reasonably practicable following the Closing Date (but in any event within two (2) weeks of the Closing Date), cause the Company to make an application for commercial registration reflecting the resignation of the Resigning Directors and appointment of such newly appointed directors.

Section 2.3 Closing

The closing of the Share Sale in accordance with the terms of this Agreement shall take place at a closing (the “Closing”) that shall be held at 10:00 am, Tokyo time, at the office of Nishimura & Asahi (Gaikokuho Kyodo Jigyo) at Otemon Tower, 1-1-2 Otemachi, Chiyoda-ku, Tokyo, Japan, or through delivery and exchange by email among the Parties of all documents required to consummate the Closing, (a) on the first Business Day of the calendar quarter (i.e., the calendar quarter commencing on April 1, July 1, October 1 and January 1) immediately following the day on which all of the conditions set forth in Article 7 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing) in accordance with this Agreement (the “Condition Satisfaction”), (b) if the Condition Satisfaction occurs less than fifteen (15) Business Days before the last Business Day of a

Exhibit 4.80

calendar quarter, on the first Business Day of the calendar quarter that is two (2) calendar quarters after the calendar quarter in which the Condition Satisfaction occurs, or (c) at such other date, time or place as the Parties may agree in writing (the date on which the Closing takes place being the “Closing Date”), provided that, on any such date, all of the conditions set forth in Article 7 continue to be satisfied or waived.

Section 2.4 Purchase Price

(a) The purchase price (the “Purchase Price”) for the Target Shares shall be an amount equal to:

(i) the Base Purchase Price; plus

(ii) the Ticking Fee Amount; minus

(iii) the amount of Notified Leakage (if any).

(b) The Purchase Price shall be paid in full by Buyer to Seller in accordance with the provisions of this Agreement free and clear of any deductions or withholding incurred in connection with the transactions contemplated under this Agreement.

Section 2.5 Leakage

(a) Seller warrants to Buyer that, from (and excluding) the Locked Box Date up to (and including) the date of this Agreement, there has been no Leakage other than Permitted Leakage. Seller further undertakes to Buyer that it shall procure that from (and excluding) the date of this Agreement up to the Closing, there will be no Leakage other than Permitted Leakage. Notwithstanding the foregoing, Seller shall have no liability to Buyer under this Section 2.5 if the Closing does not occur.

(b) Subject to Closing occurring, in the event of any breach of Section 2.5(a), Seller shall pay to Buyer on demand on a yen-for-yen basis an amount equal to (i) the aggregate amount of Leakage multiplied by 70.2% (if the OneIM Non-Closing Event occurs, 85.1%), to the extent that the relevant Leakage has not already been deducted from the amount paid by Buyer on the Closing Date, plus (ii) any reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) actually incurred by Buyer solely in recovering such Leakage, to the extent that such Leakage is finally determined or agreed between the Parties to have occurred; provided, that any claim to be made by Buyer pursuant to this Section 2.5(b) must be made in writing and delivered to Seller within twelve (12) months following the Closing Date setting out Buyer’s calculation of the amount and all reasonably available details and Seller shall cease to be under any liability to Buyer or any other Person in respect of all and any such claims not so notified to Seller within such period. For the avoidance of doubt, Buyer acknowledges that the only remedy available to it for breach of the provisions of Section 2.5(a) is contained in this Section 2.5(b). All payments made pursuant to this Section 2.5(b) shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes.

(c) If, prior to the Closing, Seller becomes aware of any Leakage, Seller shall promptly notify Buyer in writing, the amount of such Leakage and all reasonably available details. The amount of Leakage notified hereunder (the “Notified Leakage”) shall be deducted for the purposes of calculating the Purchase Price pursuant to Section 2.4 and, accordingly, shall not be recoverable after the Closing as Leakage pursuant to Section 2.5(b). For the

Exhibit 4.80

avoidance of doubt, any Leakage notified by Seller pursuant to this Section 2.5(c) shall be treated as Notified Leakage and shall not constitute a breach of Section 2.5(a) by Seller, except where such Leakage causes or is reasonably expected to cause material disruption to the business of the Company.

Article 3
REPRESENTATIONS AND WARRANTIES OF BUYER

Subject to and as qualified by the matters set forth in the corresponding sections or subsections of the Buyer Disclosure Schedule (it being understood and agreed by the Parties that disclosure of any item in any section or subsection of the Buyer Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Buyer Disclosure Schedule to which the relevance of such item is reasonably apparent on the face of such disclosure, notwithstanding the omission of a reference or cross-reference thereto), Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date as follows; provided, however, that any representations and warranties that are made as of a specific date or as of the date hereof are made only as of such date:

Section 3.1 Incorporation and Authority of Buyer

Buyer is an entity duly organized, validly existing and in good standing to the extent applicable under the laws of its jurisdiction of organization. Buyer has all necessary power and authority to enter into, consummate the transactions contemplated by and carry out its obligations under, each of the Transaction Documents to which it is a party. The execution and delivery by Buyer of each of the Transaction Documents to which it is a party, the consummation by Buyer of the transactions contemplated by each of the Transaction Documents to which it is a party and the performance by Buyer of its obligations under each of the Transaction Documents to which it is a party have been or will be prior to the Closing (as applicable) duly authorized by all requisite corporate action of Buyer. Each of the Transaction Documents to which Buyer is a party has been, or upon execution and delivery thereof will be, duly executed and delivered by Buyer. Assuming due authorization, execution and delivery by the other parties hereto or thereto, each of the Transaction Documents to which Buyer is a party constitutes, or upon execution and delivery thereof will constitute, the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, corporate reorganization, civil rehabilitation, fraudulent conveyance, preferential transfer or similar Applicable Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles.

Section 3.2 No Conflict

Provided that all Required Governmental Approvals have been obtained or taken, the execution, delivery and performance by Buyer of and the consummation by Buyer of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party do not and will not (a) violate the Organizational Documents of Buyer, (b) violate any Applicable Law or other Governmental Order applicable to Buyer or by which any of its properties or assets is bound or subject to, or (c) result in any breach of any material Governmental Approvals or Contract to which Buyer is a party or by which it or any of its properties or assets is bound or subject to, in each case, as in effect or in force as of the date hereof or as of the Closing Date, other than, in each case, any such violations or breaches that,

Exhibit 4.80

individually or in the aggregate, would not, and would not reasonably be expected to, be material to the ability of Buyer to consummate the transactions contemplated by this Agreement or the other Transaction Documents and to perform its obligations under this Agreement or the other Transaction Documents in accordance with this Agreement or the other Transaction Documents.

Section 3.3 Consents and Approvals

The execution and delivery by Buyer of this Agreement and the other Transaction Documents do not, and the performance by Buyer of, and the consummation by Buyer of, the transactions contemplated by this Agreement and the other Transaction Documents do not, require any Governmental Approval to be obtained or made by Buyer prior to the Closing, except for Required Governmental Approvals and such other Governmental Approvals the failure of which to be obtained or made would not, and would not reasonably be expected to, be material to the ability of Buyer to consummate the transactions contemplated by this Agreement or the other Transaction Documents and to perform its obligations under this Agreement or the other Transaction Documents in accordance with this Agreement or the other Transaction Documents.

Section 3.4 Absence of Litigation

There are no Actions pending against Buyer that question the validity of, or seek injunctive relief with respect to, this Agreement or the other Transaction Documents to which it is a party or the right of Buyer to enter into this Agreement or the other Transaction Documents to which it is a party. There are no Actions involving Buyer that are pending or, to the Knowledge of Buyer, threatened that would reasonably be expected to materially prevent, impede or materially delay the ability of Buyer to perform Buyer’s obligations under this Agreement or the other Transaction Documents to which it is a party, or timely consummate the transactions contemplated by this Agreement or the other Transaction Documents to which it is a party.

Section 3.5 Anti-Corruption Laws; Anti-Money Laundering Laws; Anti-Social Forces

(a) Neither Buyer nor, to the Knowledge of Buyer, any of its directors, officers or employees, is a Sanctioned Person or is owned or controlled, directly or indirectly, by one or more Sanctioned Persons.

(b) Neither Buyer nor, to the Knowledge of Buyer, any of its directors, officers or employees, has taken any action, in connection with this Agreement or the other Transaction Documents, that is in violation of any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.

(c) None of the funds used for the payment of the Purchase Price or otherwise to satisfy any payment obligation of Buyer hereunder have been derived or otherwise obtained from illegal sources or otherwise by illegal means, including (i) in violation of any Anti-Money Laundering Laws or Sanctions or (ii) from or with any Sanctioned Person.

(d) No Action involving Buyer or, to the Knowledge of Buyer, any of its directors, officers or employees, with respect to Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions is pending or, to the Knowledge of Buyer, threatened in writing.

Exhibit 4.80

(e) Neither Buyer nor any of its directors, officers or employees is an Anti-Social Force. Neither Buyer, nor any of its directors, officers or employees maintains (i) any relationship whereby it is deemed to be controlled by an Anti-Social Force, (ii) any relationship whereby an Anti-Social Force is deemed to be involved in its management in a substantial way, (iii) any relationship whereby it is deemed to be using an Anti-Social Force in a wrongful way, including, for the purpose of gaining illegal profit for itself or any third party or causing damage to any third party, or (iv) any relationship whereby it is deemed to be providing funds or favors to an Anti-Social Force. Neither Buyer nor any of its directors, officers or employees has engaged in any activity that would benefit or assist the operation or preservation of an Anti-Social Force, including by providing funds or other benefits to, or receiving any improper benefit from, an Anti-Social Force.

Section 3.6 Sufficiency of Funds

As of the date of this Agreement, Buyer has sufficient financial resources, and, as of the Closing, Buyer will have sufficient funds on hand, in each case, to enable Buyer to satisfy all of Buyer’s obligations under this Agreement, including to pay the Purchase Price.

Section 3.7 Solvency

(a) Buyer is not insolvent or bankrupt or unable to pay its debts as they fall due.

(b) Buyer has not, by reason of actual financial distress of Buyer, stopped or suspended payment of its debts or indicated its intention to do so nor has Buyer taken any analogous procedure or step in any jurisdiction.

(c) Buyer has not, by reason of actual financial distress of Buyer, commenced negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness.

(d) No Governmental Order has been made, petition or other Action presented, resolution passed or meeting convened for the winding up or dissolution of, or making of any administration order for, Buyer. No receiver or examiner or other analogous or similar officer has been appointed, by reason of actual financial distress of Buyer, over the whole or any part of the property, assets or undertaking of Buyer.

Section 3.8 Brokers

No broker, investment banker, financial adviser or other intermediary is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission for which Seller or its Affiliates or the Company would become liable or obligated to pay in connection with the transactions contemplated by this Agreement or any other Transaction Documents based upon arrangements made by or on behalf of Buyer.

Section 3.9 Acknowledgement

Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees that Seller is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Seller in Section 2.5(a), Article 4 or Article 5 (in each case of Article 4 or Article 5, as modified by the Seller Disclosure

Exhibit 4.80

Schedule) or any other Transaction Documents and subject to the limitations set forth herein, with respect to Seller, the Company or their respective businesses or the subject matter of this Agreement or any other Transaction Documents. In entering into this Agreement and the other Transaction Documents to which Buyer is a party, Buyer has conducted its own investigation and analysis, and Buyer acknowledges that, except as otherwise set forth in Section 2.5(a), Article 4 or Article 5, or any other Transaction Documents, none of Seller, nor any of its Affiliates or other Representatives, makes or has made any representation or warranty, either express or implied, with respect to Seller, the Company or their respective businesses, including with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), prospects, future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company (for the avoidance of doubt, the underlying causes of failure to meet the foregoing may constitute a breach of representations and warranties set forth in Section 2.5(a), Article 4 or Article 5, or any other Transaction Documents), in each case heretofore or hereafter delivered to or made available to Buyer or its Representatives. Nothing in this Section shall limit Buyer’s rights or remedies with respect to the express representations, warranties, covenants, and agreements of Seller set forth in this Agreement or any other Transaction Documents.

Article 4
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Subject to and as qualified by the matters set forth in the corresponding sections or subsections of the Seller Disclosure Schedule (other than matters described in the Excluded Disclosure) (it being understood and agreed by the Parties that disclosure of any item in any section or subsection of the Seller Disclosure Schedule (excluding the Excluded Disclosure) shall be deemed disclosure with respect to any other section or subsection of the Seller Disclosure Schedule to which the relevance of such item is reasonably apparent on the face of such disclosure, notwithstanding the omission of a reference or cross-reference thereto) and the Disclosed Information (excluding the Excluded Disclosure), Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows; provided, however, that any such representations and warranties that are made as of a specific date or as of the date hereof are made only as of such date:

Section 4.1 Incorporation and Authority

(a) The Company is a stock corporation (kabushiki kaisha) duly organized and validly existing under the laws of Japan. The Company has all necessary power and authority to enter into, consummate the transactions contemplated by and carry out its obligations under, each of the Transaction Documents to which it is a party. The execution and delivery by the Company of each of the Transaction Documents to which it is a party, the consummation by the Company of the transactions contemplated by each of the Transaction Documents to which it is a party and the performance by the Company of its obligations under each of the Transaction Documents to which it is a party have been or will be prior to the Closing (as applicable) duly authorized by all requisite corporate action of the Company. Each of the Transaction Documents to which the Company is a party has been, or upon execution and delivery thereof will be, duly executed and delivered by the Company. Assuming due authorization, execution and delivery by the other parties hereto or thereto, each of the Transaction Documents to which the Company is a party constitutes, or upon execution and delivery thereof will constitute, the legal, valid and binding obligation of the Company,

Exhibit 4.80

enforceable against it in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, corporate reorganization, civil rehabilitation, fraudulent conveyance, preferential transfer or similar Applicable Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles.

(b) The Company has the requisite corporate power and authority to own, lease or otherwise hold and operate its assets and properties and to conduct its business as presently conducted.

Section 4.2 Capital Structure

(a) The Company does not have any Subsidiary.

(b) The authorized Capital Stock of the Company consists solely of 3,200,000 shares of common stock, of which 1,600,000 shares are issued and outstanding. All the outstanding shares of Capital Stock in the Company have been duly authorized and validly issued in compliance in all material respects with Applicable Law. There are no shares of Capital Stock or outstanding options, warrants or convertible securities, or other rights or Contracts, in any such case, obligating the Company to issue, sell, transfer, purchase or redeem any shares of its Capital Stock. Seller owns, beneficially and of record, all of the issued and outstanding shares of Capital Stock of the Company, free and clear of all Liens. Upon the consummation of the Closing, Seller will convey good and valid title to the Target Shares to Buyer, and Buyer will be the legal and beneficial owner of the Target Shares, free and clear of all Liens (except for any Liens created, directly or indirectly, by or on behalf of Buyer, if any).

(c) Except for this Agreement, the Shareholders Agreement and, unless the OneIM Non-Closing Event has occurred, the OneIM SPA, neither the Company nor Seller is a party to any Contracts with respect to the voting, transfer or dividend rights of the shares of any Capital Stock in the Company.

Section 4.3 No Conflict

The execution, delivery and performance by the Company of, and the consummation by the Company of the transactions contemplated by, this Agreement and the other Transaction Documents to which it is a party do not and will not (a) violate the Organizational Documents of the Company, (b) violate any Applicable Law or other Governmental Order applicable to the Company or by which any of its properties or assets is bound or subject to, in any material respect, or (c) result in any material breach of any requirements or provisions of any Company Material Governmental Approval or Company Material Contract, in each case, as in effect or in force as of the date hereof or as of the Closing Date.

Section 4.4 Solvency

(a) The Company is not insolvent or bankrupt or unable to pay its debts as they fall due.

(b) The Company has not, by reason of actual financial distress of the Company, stopped or suspended payment of its debts or indicated its intention to do so nor has the Company taken any analogous procedure or step in any jurisdiction.

Exhibit 4.80

(c) The Company has not, by reason of actual financial distress of the Company, commenced negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness.

(d) No Governmental Order has been made, petition or other Action presented, resolution passed or meeting convened for the winding up or dissolution of, or making of any administration order for, the Company. No receiver or examiner or other analogous or similar officer has been appointed, by reason of actual financial distress of the Company, over the whole or any part of the property, assets or undertaking of the Company.

Section 4.5 Consents and Approvals

The execution and delivery by the Company of this Agreement and the other Transaction Documents do not, and the performance by the Company of, and the consummation by the Company of, the transactions contemplated by this Agreement and the other Transaction Documents do not, require any Governmental Approval to be obtained or made by the Company prior to the Closing, except for such Governmental Approvals the failure of which to be obtained or made would not, and would not reasonably be expected to, individually or in the aggregate, be material to the Company.

Section 4.6 Organizational Documents and Shareholder Register

Seller has made available to Buyer true and complete copies of (a) the current articles of incorporation and (b) the current register of shareholders (kabunushi meibo), of the Company. The information contained in such register of shareholders (kabunushi meibo) is true and complete in all material respects.

Section 4.7 Financial Statements; Absence of Undisclosed Liabilities

(a) Seller has made available to Buyer copies of (i) the Company’s annual audited non-consolidated balance sheet as of March 31, 2025 and (ii) the Company’s annual audited non-consolidated income statement for the fiscal year ended March 31, 2025 (the “Company Financial Statements”). Each of the Company Financial Statements (i) has been prepared in accordance with Japanese GAAP in all material respects and (ii) fairly present, in all material respects, the financial position or results of operations of the Company as of the date or for the period indicated therein, in each case of (i) and (ii) above, except as otherwise expressly noted therein.

(b) The Company has no liabilities, other than liabilities (i) reflected or reserved against in the Company Financial Statements, (ii) that were incurred since the date of the Company Financial Statements in the Ordinary Course of Business, (iii) that were incurred in connection with the transactions contemplated by this Agreement or the other Transaction Documents or (iv) that would not be required to be reflected in, reserved against or otherwise described on the face of its financial statements in accordance with Japanese GAAP, or (v) that would not, and would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect.

Section 4.8 Absence of Certain Changes

Except as required by Applicable Law, since the Locked Box Date until the date of this Agreement, (i) the Company has in all material respects conducted its business in the Ordinary

Exhibit 4.80

Course of Business and (ii) no Effect has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.9 Absence of Litigation

(a) Other than with respect to any claims under Insurance Contracts arising in the Ordinary Course of Business or routine or periodic inspections or reviews, there are no Actions pending against the Company, and, to the Knowledge of Seller, no such Actions are threatened in writing against the Company, in each case that (i) are, individually or in the aggregate, material to the Company, or (ii) would reasonably be expected to have the effect of preventing any of the transactions contemplated by this Agreement or any other Transaction Document.

(b) Except for limitations imposed by Applicable Law that are applicable to the industries in which the Company operates generally and not specifically directed at the Company, there are no Governmental Orders against or involving the Company outstanding that (i) are, individually or in the aggregate, material to the Company, or (ii) enjoin or would reasonably be expected to have the effect of preventing any of the transactions contemplated by this Agreement or any other Transaction Document.

Section 4.10 Anti-Social Forces

Neither the Company nor any of its directors, officers or employees is an Anti-Social Force. Neither the Company nor any of its directors, officers or employees maintains (a) any relationship whereby it is deemed to be controlled by an Anti-Social Force, (b) any relationship whereby an Anti-Social Force is deemed to be involved in its management in a substantial way, (c) any relationship whereby it is deemed to be using an Anti-Social Force in a wrongful way, including, for the purpose of gaining illegal profit for itself or any third party or causing damage to any third party, or (d) any relationship whereby it is deemed to be providing funds or favors to an Anti-Social Force. Neither the Company nor any of its directors, officers or employees has engaged in any activity that would benefit or assist the operation or preservation of an Anti-Social Force, including by providing funds or other benefits to, or receiving any improper benefit from, an Anti-Social Force.

Section 4.11 Anti-Corruption Laws; Anti-Money Laundering Laws

(a) Neither the Company nor, to the Knowledge of Seller, any of its directors, officers or employees, is a Sanctioned Person or is owned or controlled, directly or indirectly, by one or more Sanctioned Persons.

(b) Neither the Company nor, to the Knowledge of Seller, any of its directors, officers or employees has taken any action that is in violation of any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.

(c) No Action involving the Company or, to the Knowledge of Seller, any of its directors, officers or employees, with respect to Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions is pending or, to the Knowledge of Seller, threatened in writing.

Section 4.12 Compliance with Applicable Laws

The Company is in compliance with all Applicable Laws in all material respects and

Exhibit 4.80

the Company has not violated in any material respect any Governmental Order or Governmental Approval. Since the date three years before the date of this Agreement, the Company has not received any written notice alleging any material violation of Applicable Laws from any Governmental Entity having jurisdiction over the Company in respect of, and authority to enforce such Applicable Laws.

Section 4.13 Governmental Approvals

The Company has all material Governmental Approvals that are required for it to operate its business as conducted (collectively, “Company Material Governmental Approvals”), except for any approvals required in connection with insurance products prior to solicitation that have not yet been obtained. (i) Each such Company Material Governmental Approval is valid and in full force and effect in accordance with their terms and, to the Knowledge of Seller, there is no matter or fact that would reasonably be expected to result in any such Company Material Governmental Approval being suspended, cancelled, modified, revoked or non-renewed, and (ii) the Company is not in default or violation, in any material respect, of any of such Company Material Governmental Approvals. Since the date three years before the date of this Agreement, the Company has not received any written notice from any Governmental Entity having jurisdiction over the Company in respect of, and authority to enforce, Applicable Laws relating to any such Company Material Governmental Approval alleging any material default or violation thereof.

Section 4.14 Intellectual Property

Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company owns or has the right to use all Intellectual Property that is required for its business as presently conducted free from Liens other than Permitted Liens, (ii) such use does not infringe, misappropriate or otherwise conflict with any Intellectual Property of any Person, and (iii) there is no Action pending (A) challenging the ownership, validity or enforceability of any such Intellectual Property owned by the Company or the Company’s right to use any such Intellectual Property or (B) claiming that the operation of the business of the Company infringes, misappropriates, or violates any Intellectual Property of any Person.

Section 4.15 IT Systems

(a) All IT Systems that are (A) material to the business of the Company, (B) not readily replaceable on commercially reasonable terms and (C) required for the business of the Company as presently conducted (the “Company Material IT Systems”) are (i) in good working condition to perform the functions for which they are presently used in all material respects, (ii) sufficient for the conduct of the business of the Company as currently conducted in all material respects, and (iii) validly licensed to the extent applicable. In the three years before the date of this Agreement, there has been no material failure, breakdown, continued substandard performance, or other adverse event affecting the Company Material IT Systems that has caused a material disruption or interruption in or to the conduct of the business of the Company, and to the Knowledge of Seller, there is no matter or fact that would reasonably be expected to result in any such failure or adverse event. The Company has implemented commercially reasonable measures to safeguard the confidentiality, availability, integrity, and security of the Company Material IT Systems, including (i) protection against unauthorized access and the introduction of viruses, malware, or other malicious code, (ii) reasonable access controls, (iii) encryption of data, where commercially reasonable and practicable, (iv) backup

Exhibit 4.80

and data restoration procedures, and (v) disaster recovery and business continuity plans.

(b) As of the Closing Date, the Company has adopted a documented plan that sets forth the material steps reasonably required to complete the migration of the Company’s host computer system, developed by Hitachi, Ltd., to a new system by no later than December 31, 2030 (the “Host Migration,” and such plan, the “Host Migration Development Plan”), and to the Knowledge of Seller, there is no fact or circumstance that would reasonably be expected to materially impair or delay the completion of such migration by such date.

Section 4.16 Material Contracts

(a) Seller has made available to Buyer true and complete copies of each Company Material Contract (including any material amendments or material supplements thereto).

(b) (i) Each Company Material Contract is a legal, valid and binding obligation of the Company and, to the Knowledge of Seller, each counterparty thereto, and in full force and effect, subject to the effect of any applicable bankruptcy, corporate reorganization, civil rehabilitation, fraudulent conveyance, preferential transfer or similar Applicable Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles, (ii) the Company is not in material default or material breach under any Company Material Contract, (iii) no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material default on the part of the Company under any Company Material Contract or result in a right of termination by the counterparty thereof or would cause or permit the acceleration of any material obligation or loss of any material benefit of the Company thereunder, (iv) to the Knowledge of Seller, no counterparty is in material default or material breach under, or has delivered in writing its intention to terminate or not renew, any Company Material Contract, and (v) since the date three years before the date of this Agreement, the Company has not received or given any written notice of any material default or material violation of any such Company Material Contract that remains outstanding as of such relevant date (being the date of this Agreement or the Closing Date, as applicable).

(c) Section 1.1(b) of the Seller Disclosure Schedule sets forth a correct and complete list of all Company Reinsurance Contracts that are material to the Company.

Section 4.17 Real Property

Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company has good title to all owned real property free from Liens other than Permitted Liens and (ii) the Company has valid leasehold interests in all material real property leased by the Company pursuant to leases that are valid and in full force and effect, in each case (i) and (ii) free from Liens other than Permitted Liens, subject to the effect of any applicable bankruptcy, corporate reorganization, civil rehabilitation, fraudulent conveyance, preferential transfer or similar Applicable Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles and the Company is not in default or breach under any such lease.

Exhibit 4.80

Section 4.18 Tangible Assets

The Company has good title to, or a valid leasehold interest in or license to use, all of the tangible assets material to the business of the Company, free from Liens other than Permitted Liens. Such assets are in reasonable operating condition and repair for their current use, subject to ordinary wear and tear.

Section 4.19 Investments

The Company does not hold any Capital Stock in any other Person, other than (i) by way of investments in Capital Stock of publicly listed companies made in the Ordinary Course of Business in connection with the Company’s ordinary asset management activities or (ii) the shares of Capital Stock listed in Section 4.19 of the Seller’s Disclosure Schedule.

Section 4.20 Sufficiency of Assets

The property, rights and assets owned, leased or otherwise for which there is a right of use by the Company immediately after the Closing, together with any assets, services and rights to be provided under the Related Person Arrangements that will be in effect immediately following the Closing in accordance with the terms thereof and the TSA (subject to any termination or expiry of such arrangements in accordance therewith), comprise all the property, rights and assets reasonably necessary to operate the business of the Company substantially in the same manner as conducted immediately before the Closing in all material respects.

Section 4.21 Taxes

(a) The Company has timely filed, in all material respects, all Tax Returns required to be filed by it (after giving effect to any valid extensions of time in which to make such filings), and such Tax Returns are true and correct in all material respects, and all Taxes required to be paid or withheld by it have been, in all material respects, paid or withheld in accordance with Applicable Laws.

(b) (i) No material deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company by any Tax Authority that are still pending, (ii) there are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, any material amount of Taxes due from or with respect to the Company for any taxable period and (iii) there is no current examination or outstanding audit or assessment by any Tax Authority concerning any Tax liability of the Company, other than any examination or audit that has not resulted, and is not reasonably expected to result, in any material Tax liability.

(c) The Company has, in all material respects, made all deductions, withholdings and retentions required to be made under Applicable Law in respect of any actual or deemed payment made or benefit provided and has timely accounted for, in all material respects, all such deductions, withholdings and retentions to each relevant Tax Authority.

(d) The Company is not subject to Tax in any jurisdiction other than Japan, by virtue of having a permanent establishment or other place of business in such jurisdiction.

(e) Nothing in this Agreement shall be construed as providing a representation or warranty with respect to (x) any taxable period (or portion thereof) ending

Exhibit 4.80

after the Closing Date or (y) the existence, amount, expiration date or limitations on (or availability of) any Tax attributable to any taxable period ending after the Closing Date.

Section 4.22 Insurance

All material insurance policies (which, for the avoidance of doubt, shall not include any Insurance Contract or Company Reinsurance Contract; the same applies to the reference to the insurance policies in this Section 4.22) maintained by the Company are in full force and effect, all premiums due and payable thereon have been paid in all material respects and the Company is not in material breach or material default of any such policy. The Company has not received any written notice of cancellation or termination, denial of coverage or material change in premium with respect to the insurance policies described in the preceding sentence, except as would not be material to the Company. There are no outstanding claims that have been denied or disputed by the insurer other than denials and disputes in the Ordinary Course of Business.

Section 4.23 Related Person Arrangements

Each Related Person Arrangement has been entered into on arm’s length terms in all material respects.

Section 4.24 Employees

(a) The Company is and, since the date three years before the date of this Agreement, has been in compliance in all material respects with all Applicable Laws relating to employment. (i) The Company has no material liability or obligation with respect to a violation of any such Applicable Law related to employment and (ii) there are no material labor disputes pending against the Company.

(b) There is no material amount of unpaid compensation, including wages, bonuses, pension benefits and other compensation, due and payable to employees of the Company.

(c) There is no material pending strike, slowdown, work stoppage, lockout or other collective labor action by or with respect to its employees.

(d) Since the Locked Box Date, there has been no material change in terms of employment or engagement and benefits of each of the Company’s directors, officers, employees and statutory auditors, other than any change (i) in the Ordinary Course of Business, (ii) for which a provision, reserve or accrual has been included in the Company Financial Statements or (iii) disclosed in Section 4.24(d) of the Seller Disclosure Schedule.

(e) Except to the extent required by Applicable Law or provided in Contracts entered into in the Ordinary Course of Business (including any Insurance Contract), the Company is not a party to any agreement or arrangement for the provision of pensions, allowances, lump sums or other like benefits on retirement, death or long-term ill health for the benefit of any current or former director, officer, employee or statutory auditor of the Company or their dependents, and has not been a party to any such agreement or arrangement that would reasonably be expected to result in any material Liability to the Company.

(f) The Company is and has been in compliance in all material respects, except where any failure to so comply would not reasonably be expected to result in any

Exhibit 4.80

material Liability of the Company, with its own written policies, handbooks, work rules or similar documents relating to labor and employment matters, including fair employment practices, terms and conditions of employment, data privacy, contractual obligations, equal employment opportunity, nondiscrimination, disability rights, leaves of absence, immigration, wages, hours, benefits, classification of independent contractors or other contingent workers, classification of employees, workers’ compensation, unemployment insurance, the payment of social security and similar Taxes, employee termination (actual or constructive), occupational safety and changes in operations.

(g) The Company has disclosed to Buyer the existence of its labor union and all collective bargaining agreements with such labor union to which it is a party. Except as disclosed in Section 4.24(g) of the Seller Disclosure Schedule, the Company is not engaged in any material labor dispute. The Company is not subject to any obligation under any collective bargaining agreement with any labor union to obtain consent, conduct consultation or otherwise follow any procedure in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

Section 4.25 Data Privacy and Protection

(a) The Company has been in material compliance with (i) Data Privacy Law, (ii) all material contractual obligations relating to the collection, use, storage, processing, disclosure, transfer, or protection of personal data, and (iii) all material published privacy policies of the Company. (i) No written notice, written complaint, written claim or Action alleging non-compliance with Data Privacy Law or breach of any such contractual obligations or policies (including any enforcement notice or monetary penalty notice) has been received by the Company from any Governmental Entity or other Person, and (ii) to the Knowledge of Seller, no such notice, complaint, claim or Action is threatened.

(b) During the three (3) years before the date hereof, except as disclosed in Section 4.25(b) of the Seller Disclosure Schedule, (i) the Company has not experienced any Security Incident, (ii) no Person has made any written claim against the Company arising out of or in connection with any Security Incident, and (iii) no material circumstances exist that would require notification by the Company under any Data Privacy Law. For purposes of this Agreement, “Security Incident” means any (A) material unauthorized access to, acquisition of, use of, disclosure of, or loss of any personal data in the possession or control of the Company or any of its service providers, (B) material unauthorized access to, or disruption of, the IT Systems, or (C) any other data or information security incident that triggers notification obligations under Data Privacy Law.

Section 4.26 Insurance Products

All of the Products marketed, sold or underwritten by the Company are, and at all times have been, in compliance with Applicable Law in all material respects. Without limiting the generality of the foregoing, to the Knowledge of Seller, there are no errors, omissions or inconsistencies in the terms and conditions of the Products (including policy terms, riders and related documentation), including any typographical errors, clerical errors or incorrect cross-references, that would reasonably be expected to (i) directly result in any material financial loss to policyholders or the Company in a manner inconsistent with the Company’s intended design of such Products, or (ii) require any material remediation, or result in any formal investigation or enforcement action by any Governmental Entity, excluding any routine or informal inquiry, request for information or non-binding guidance.

Exhibit 4.80

Section 4.27 Full Disclosure

No representation or warranty by Seller in this Article 4, and no statement relating to the Company furnished by Seller or on behalf of Seller to Buyer before the date of this Agreement in the Electronic Data Room, the Seller Disclosure Schedule or the certificate furnished to Buyer pursuant to Section 7.3(c), contains any untrue statement of a material fact, or omits to state a material fact reasonably necessary to make the statements contained therein, in light of the circumstances in which they were made, not materially misleading (provided that any such information that is as of or speaks as to any date or any period shall be judged only as of such date or such period).

Article 5
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to and as qualified by the matters set forth in the corresponding sections or subsections of the Seller Disclosure Schedule (it being understood and agreed by the Parties that disclosure of any item in any section or subsection of the Seller Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Seller Disclosure Schedule to which the relevance of such item is reasonably apparent on the face of such disclosure, notwithstanding the omission of a reference or cross-reference thereto), Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows; provided, however, that any such representations and warranties that are made as of a specific date or as of the date hereof are made only as of such date:

Section 5.1 Incorporation and Authority of Seller

Seller is a stock corporation (kabushiki kaisha) duly organized, validly existing under the laws of Japan. Seller has all necessary power and authority to enter into, consummate the transactions contemplated by and carry out its obligations under, each of the Transaction Documents to which it is a party. The execution and delivery by Seller of each of the Transaction Documents to which it is a party, the consummation by Seller of the transactions contemplated by each of the Transaction Documents to which it is a party and the performance by Seller of its obligations under each of the Transaction Documents to which it is a party have been or will be prior to the Closing (as applicable) duly authorized by all requisite corporate action of Seller. Each of the Transaction Documents to which Seller is a party has been, or upon execution and delivery thereof will be, duly executed and delivered by Seller. Assuming due authorization, execution and delivery by the other parties hereto or thereto, each of the Transaction Documents to which Seller is a party constitutes, or upon execution and delivery thereof will constitute, the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, corporate reorganization, civil rehabilitation, fraudulent conveyance, preferential transfer or similar Applicable Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles.

Section 5.2 No Conflict

Provided that all Required Governmental Approvals have been obtained or taken, the execution, delivery and performance by Seller of, and the consummation by Seller of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party do not and will not (a) violate the Organizational Documents of Seller, (b) violate

Exhibit 4.80

any Applicable Law or other Governmental Order applicable to Seller or by which any of its properties or assets is bound or subject to, or (c) result in any breach of any material Governmental Approvals or Contract to which Seller is a party or by which it or any of its properties or assets is bound or subject to, in each case, as in effect or in force as of the date hereof or as of the Closing Date, other than, in each case, any such violations or breaches that, individually or in the aggregate, would not, and would not reasonably be expected to, be material to the ability of Seller to consummate the transactions contemplated by this Agreement or the other Transaction Documents and to perform its obligations under this Agreement or the other Transaction Documents in accordance with this Agreement or the other Transaction Documents.

Section 5.3 Consents and Approvals

The execution and delivery by Seller of this Agreement and the other Transaction Documents do not, and the performance by Seller of, and the consummation by Seller of the transactions contemplated by this Agreement and the other Transaction Documents do not, require any Governmental Approval to be obtained or made by Seller prior to the Closing, except for Required Governmental Approvals and such other Governmental Approvals the failure of which to be obtained or made would not, and would not reasonably be expected to, individually or in the aggregate, be material to the ability of Seller to consummate the transactions contemplated by this Agreement or the other Transaction Documents and to perform its obligations under this Agreement or the other Transaction Documents in accordance with this Agreement or the other Transaction Documents.

Section 5.4 Absence of Litigation

There are no Actions pending against Seller that question the validity of, or seek injunctive relief with respect to, this Agreement or the other Transaction Documents to which it is a party or the right of Seller to enter into this Agreement or the other Transaction Documents to which it is a party. There are no Actions involving Seller that are pending or, to the Knowledge of Seller, threatened that would reasonably be expected to materially prevent, impede or materially delay the ability of Seller to perform Seller’s obligations under this Agreement or the other Transaction Documents to which it is a party or timely consummate the transactions contemplated by this Agreement or the other Transaction Documents to which it is a party.

Section 5.5 Anti-Corruption Laws; Anti-Money Laundering Laws; Anti-Social Forces

(a) Neither Seller nor, to the Knowledge of Seller, any of its directors, officers or employees, is a Sanctioned Person or is owned or controlled, directly or indirectly, by one or more Sanctioned Persons.

(b) Neither Seller nor, to the Knowledge of Seller, any of its directors, officers or employees has taken any action, in connection with this Agreement or the other Transaction Documents, that is in violation of any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.

(c) No Action involving Seller or, to the Knowledge of Seller, any of its directors, officers or employees, with respect to Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions is pending or, to the Knowledge of Seller, threatened in writing.

Exhibit 4.80

(d) Neither Seller nor any of its directors, officers or employees is an Anti-Social Force. Neither Seller nor any of its directors, officers or employees maintains (i) any relationship whereby it is deemed to be controlled by an Anti-Social Force, (ii) any relationship whereby an Anti-Social Force is deemed to be involved in its management in a substantial way, (iii) any relationship whereby it is deemed to be using an Anti-Social Force in a wrongful way, including, for the purpose of gaining illegal profit for itself or any third party or causing damage to any third party, or (iv) any relationship whereby it is deemed to be providing funds or favors to an Anti-Social Force. Neither Seller nor any of its directors, officers or employees has engaged in any activity that would benefit or assist the operation or preservation of an Anti-Social Force, including by providing funds or other benefits to, or receiving any improper benefit from, an Anti-Social Force.

Section 5.6 Solvency

(a) Seller is not insolvent or bankrupt or unable to pay its debts as they fall due.

(b) Seller has not, by reason of actual financial distress of Seller, stopped or suspended payment of its debts or indicated its intention to do so nor has Seller taken any analogous procedure or step in any jurisdiction.

(c) Seller has not, by reason of actual financial distress of Seller, commenced negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness.

(d) No Governmental Order has been made, petition or other Action presented, resolution passed or meeting convened for the winding up or dissolution of, or making of any administration order for, Seller. No receiver or examiner or other analogous or similar officer has been appointed, by reason of actual financial distress of Seller, over the whole or any part of the property, assets or undertaking of Seller.

Section 5.7 Brokers

Except for costs and expenses incurred in connection with external advisors engaged to implement the IFRS Conversion Plan (as provided in Section 6.17(e)), no broker, investment banker, financial adviser or other intermediary is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission for which Buyer, its Affiliates or the Company would become liable or obligated to pay in connection with the transactions contemplated by this Agreement or any other Transaction Documents based upon arrangements made by or on behalf of the Company or Seller.

Article 6
COVENANTS

Section 6.1 Conduct of Business Prior to the Closing

During the period from the date of this Agreement through the Closing, except (i) as otherwise expressly contemplated or required by this Agreement or any other Transaction Document (including any actions contemplated by the Host Migration Development Plan), (ii) for matters identified in Section 6.1 of the Seller Disclosure Schedule, (iii) to the extent

Exhibit 4.80

required or prohibited by Applicable Law, Governmental Order or Governmental Entity (including by Applicable Law or Governmental Order issued in connection with a Contagion Event) or (iv) as Buyer otherwise consents in writing in advance (which consent (1) shall not be unreasonably withheld, delayed or conditioned and (2) shall be deemed granted if Buyer does not respond to a written request of Seller (email to the addresses set forth in Section 11.2 being sufficient for such request) within ten (10) Business Days after receipt thereof; and if such consent is not granted or deemed granted, at the request of Seller, Buyer shall discuss the Seller’s request in good faith with Seller with a view to maintaining the corporate value of the Company), (A) Seller shall cause the Company to conduct its business in the Ordinary Course of Business and to use commercially reasonable efforts to maintain and preserve, in all material respects and to the extent within Seller’s reasonable control, the Company Material Governmental Approvals and the current organization and business of the Company, and to preserve, in all material respects and to the extent within Seller’s reasonable control, the rights, franchises, goodwill and relationships with its employees, Governmental Entities and other Persons who have material business relations with the Company, including material distributors; provided, however, that the foregoing shall not require Seller or the Company to guarantee the preservation or continuation of any particular relationship or to achieve any specific outcome, and (B) Seller shall cause the Company not to do any of the following, in each case directly or indirectly:

(i) (A) enter into any new line of business outside of the business conducted by the Company as of the date of this Agreement, (B) abandon or discontinue the conduct of any business conducted by the Company as of the date of this Agreement, or (C) incorporate any Subsidiary; provided, for the avoidance of doubt with respect to clause (A), that entry into any reinsurance contracts or the launch of new products within the Ordinary Course of Business shall not constitute a new line of business;

(ii) adopt, amend or repeal its articles of incorporation, except for any such amendments as may be required in connection with any change to Applicable Law or as would not have any material adverse effect on shareholders’ rights and entitlements, governance or business operations;

(iii) merge with any other Person, or acquire all or substantially all of the assets of any other Person, or implement any corporate split (kaisha bunkatsu), share-to-share transfer (kabushiki kokan), share delivery (kabushiki kofu), or share exchange (kabushiki iten) or other similar transaction having substantially the same effect as any of the foregoing;

(iv) dissolve or liquidate, or file for the commencement of bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings, special liquidation or other similar proceedings having substantially the same effect as any of the foregoing;

(v) acquire, transfer, sell, lease, license or otherwise dispose of any assets (including any business, shares or other equity interest), other than (A) sales, leases or other disposals of assets in the Ordinary Course of Business which, in the aggregate, do not exceed three hundred million Japanese yen (¥300,000,000), (B) disposals of investment assets in the Ordinary Course of Business in connection with the Company’s ordinary asset management activities, or (C) any transfer of assets to the Company from any reinsurer in connection with the recapture, termination or commutation of any Company Reinsurance Contract, including any release or transfer

Exhibit 4.80

of assets held in any trust or other collateral account established in connection therewith, to the extent such transfer (1) would not materially deviate from the forecasts, projections or financial simulations made available to Buyer in the Disclosed Information and (2) has been discussed in good faith with Buyer prior to taking such action; provided, for the avoidance of doubt, that (i) the receipt of any premium payments or policyholder deposits or reserves, and the payment of any insurance benefits, including claims, annuities or surrender values, in each case under any Insurance Contract, (ii) the payment of any reinsurance premiums and the receipt of any claims recoveries, in each case under any Company Reinsurance Contract, or (iii) the payment of commissions, brokerage fees, service fees or other remuneration or compensation payable pursuant to any Company Distribution Contract shall not constitute, and shall be deemed not to constitute, any of the actions restricted under this Section 6.1(v);

(vi) create any Lien other than a Permitted Lien on any assets or properties, other than in the Ordinary Course of Business;

(vii) take any action that would reasonably be expected to materially affect the integrity or continuity of the Company’s IT Systems or accounting processes involved in the generation, storage, and extraction of financial reporting data, other than any actions taken (A) in the Ordinary Course of Business that would not reasonably be expected to result in a material disruption of any Company Material IT Systems or (B) to comply with any Applicable Law or respond to any requirement or request of any Governmental Entity;

(viii) other than with respect to Investments, make any investments or expenditures (whether in cash or other assets) (A) with respect to IT Systems exceeding three hundred million Japanese yen (¥300,000,000) in any single transaction or series of related transactions, or (B) with respect to other matters, exceeding one hundred million Japanese yen (¥100,000,000) in any single transaction or series of related transactions, other than any investments or expenditures that (1) are made in the Ordinary Course of Business, (2) are specifically identified in and would not materially deviate from the forecasts, projections or financial simulations made available to Buyer in the Disclosed Information, or (3) are made to respond to any requirement or request of any Governmental Entity;

(ix) (A) make, sell, or dispose of Investments other than in the Ordinary Course of Business, or (B) amend or modify in any material respect the Company’s policies or guidelines with respect to Investments, other than any such amendments or modifications made (1) in the Ordinary Course of Business or (2) to comply with Applicable Law or any requirement or request of any Governmental Entity;

(x) issue, transfer, grant, pledge, encumber or dispose of (A) any shares of Capital Stock or other equity securities of the Company or (B) any stock options, warrants or other rights to purchase or otherwise acquire any shares of Capital Stock or other equity securities of the Company;

(xi) declare or pay any dividends or distributions on or in respect of any shares of Capital Stock or other equity securities of the Company, or redeem, purchase or acquire any shares of Capital Stock or other equity securities of the

Exhibit 4.80

Company;

(xii) reduce the stated capital (shihonkin) or capital reserves (shihon junbikin) of the Company, or conduct any share split (kabushiki bunkatsu) or share consolidation (kabushiki heigo) of any shares of Capital Stock or other equity securities of the Company;

(xiii) make material change in any method of accounting or accounting practice of the Company, except (A) as required by Japanese GAAP (including any change in interpretation or application thereof), (B) as required by any Applicable Law, (C) as disclosed in the notes to the Company Financial Statements, or (D) in the Ordinary Course of Business;

(xiv) enter into, amend in any material respect or terminate any Company Material Contract (other than Contracts specified in clauses (vi), (vii) or (xi) of the definition thereof, or investment management agreements relating to the Company’s general accounts) or Contract that would have been a Company Material Contract (other than Contracts specified in clauses (vi), (vii) or (xi) of the definition thereof) had it been in effect as of the date hereof;

(xv) enter into, amend in any material respect, terminate or extend (other than pursuant to its current terms), any Contract, transaction, or arrangement that would constitute a Related Person Arrangement, other than (A) any actions that are taken on arm’s-length or better terms, or otherwise specifically identified in the forecasts, projections or financial simulations made available to Buyer in the Disclosed Information or (B) any termination expressly contemplated by Section 6.16;

(xvi) enter into, materially amend or modify, or terminate any joint venture, capital alliance, business alliance or similar material arrangement with any Person, other than in the Ordinary Course of Business;

(xvii) enter into, materially amend or modify, or terminate any Company Reinsurance Contracts, other than any actions that (A) are in the Ordinary Course of Business, (B) would not materially deviate from the forecasts, projections or financial simulations made available to Buyer in the Disclosed Information and (C) have been discussed in good faith with Buyer prior to taking such actions; provided that the foregoing exception shall not apply to any block reinsurance transaction relating to existing Insurance Contracts;

(xviii) (A) enter into, materially amend or modify any investment management agreement relating to the Company’s general accounts or (B) materially amend the Company’s investment policies and management guidelines applicable to any such investment management agreement, in each case with respect to any investment management agreement under which assets in excess of ten billion Japanese yen (¥10,000,000,000) are expected to be managed; provided that this Section 6.1(xviii) shall not apply to any actions that (1) are made in the Ordinary Course of Business, (2) are specifically identified in and would not materially deviate from the forecasts, projections or financial simulations made available to Buyer in the Disclosed Information, or (3) are made to comply with any Applicable Law or respond to any requirement or request of any Governmental Entity; and provided further that, for the avoidance of doubt, this Section 6.1(xviii) shall not apply to (i) any investments made,

Exhibit 4.80

disposals effected or other transactions conducted pursuant to any such investment management agreement, or (ii) any fluctuation in the amount of assets managed under such agreement, to the extent that (x) the aggregate amount of assets managed under such agreement does not exceed ten billion Japanese yen (¥10,000,000,000) and (y) no amendment of such agreement is involved;

(xix) forgive, cancel or compromise any material debt or claim, or waive or release any material right, without receiving a realizable benefit of similar or greater value other than in connection with any Company Material Reinsurance Contracts or other Company Reinsurance Contracts in the Ordinary Course of Business;

(xx) incur, assume or guarantee any indebtedness for borrowed money or otherwise become responsible for the obligations of another Person that would be liabilities of the Company after the Closing, other than (A) indebtedness which, in the aggregate, does not exceed one billion Japanese yen (¥1,000,000,000), (B) pursuant to Contracts existing as of the date hereof, including any Company Reinsurance Contracts, in the Ordinary Course of Business, or (C) pursuant to any other reinsurance contracts that may be entered into after the date hereof in the Ordinary Course of Business;

(xxi) settle or compromise any Action or threatened Action, other than (A) any settlements or compromises of claims under Insurance Contracts made in the Ordinary Course of Business, provided that the amount of such settlements or compromises does not exceed one hundred million Japanese yen (¥100,000,000) per Action or 110% of the applicable benefit amount under such Insurance Contract, whichever is greater, and (B) any other settlements or compromises of Actions that involve solely monetary damages not exceeding one hundred million Japanese yen (¥100,000,000) per Action;

(xxii) (A) appoint, engage, hire, remove or terminate any director, statutory auditor or officer of the Company; or (B) determine or promise, or make any material change in, compensation or other benefits payable to any director, statutory auditor or officer of the Company; other than: (1) the (re-)appointment of any Person who is serving as a director, statutory auditor or officer of the Company as of the date of this Agreement (or who was nominated or approved prior to the date of this Agreement); (2) the appointment of any officer from among the existing employees of the Company in the Ordinary Course of Business, other than any appointment of a chief executive officer, chief financial officer or similar senior management position; (3) the removal of, or termination of employment of, any director, statutory auditor or officer resulting from (i) physical or mental incapacity, (ii) disqualification or ineligibility under Applicable Law, (iii) a violation of Applicable Law or any Organizational Documents or other internal regulations of the Company, and, to the extent reasonably necessary to comply with Applicable Law or the Company’s Organizational Documents, the appointment of any replacement in connection therewith; and (4) any determination, promise, payment or change of compensation or other benefits as specifically identified in the Disclosed Information;

(xxiii) grant any material increase in the base salary or wages, bonus opportunity, or other compensation or benefits payable to any employees, directors, officers or statutory auditors of the Company, except (A) as disclosed as part of the Electronic Data Room, (B) as required by Applicable Law, (C) pursuant to the terms of

Exhibit 4.80

any employment contracts or other Contracts with any such employees, directors, officers or statutory auditors of the Company, collective bargaining agreements or labor-management agreements (roshi kyotei)), in each case existing as of the date hereof and to the extent disclosed in the Electronic Data Room (it being understood that disclosure of standard forms or templates of such Contracts shall be deemed sufficient disclosure for purposes of this clause to the extent the applicable actual Contracts are substantially consistent with such forms or templates), (D) any increase based on modification of job responsibilities or job descriptions, or performance evaluation in accordance with Applicable Laws and the Company’s internal regulations, or (E) any increase that is specifically identified in and would not materially deviate from the forecasts, projections or financial simulations disclosed in the Disclosed Information;

(xxiv) except as required by Applicable Law or in the Ordinary Course of Business, (A) make, change or rescind any Tax election, (B) amend any Tax Return or take any position on any Tax Return, or (C) take any action, omit to take any action or enter into any other transaction, in each case to the extent that such action would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of the Company; or

(xxv) agree or commit to do any of the foregoing.

Section 6.2 Access to Information

(a) Prior to the Closing, Buyer and its Representatives may only contact and communicate with the employees, customers, service providers, suppliers and any other Person who has material business relations with the Company, in each case to the extent such contact or communications relate to the transactions contemplated by this Agreement or the other Transaction Documents, only after prior consultation with and written approval of Seller (which approval shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, Seller agrees that, from the date hereof until the Closing Date, upon reasonable prior notice from Buyer, it shall provide Buyer, and subject in all respects to Applicable Law, with reasonable access, during normal business hours, to information, data, properties, books and records, and assets and personnel of the Company (in each case to the extent existing and readily available at that time) as reasonably required to prepare for the Closing or the transition after the Closing; provided, that nothing herein shall require Seller to, or to cause the Company to, (i) disclose or provide Buyer or the Representatives of Buyer that part of any information or materials that (A) are commercially or competitively sensitive (except to the extent Buyer agrees to be bound by the terms of the Clean Team Agreement in respect of the information or materials disclosed or provided to Buyer or its Representatives), (B) contain personal information or other personally identifiable information about an officer, director or employee of Seller or any of its Affiliates, or (C) are legally privileged or subject to confidentiality obligations owed to any third party who is not an Affiliate of Seller, or (ii) take any action that would constitute a violation of Applicable Law; provided, further, that such access shall be coordinated through, and subject to the supervision of, Seller and, where applicable, the Company, and shall not unreasonably interfere with the businesses or operations of the Company.

(b) From and after the Closing Date until the seventh (7th) anniversary thereof, Buyer shall, and shall cause the Company to, (i) retain the Company’s books and records (including Tax records) in accordance with the requirements of Applicable Law and in a manner consistent with its ordinary document retention policies or practices, and (ii) at

Exhibit 4.80

Seller’s reasonable request, afford Seller reasonable access during normal business hours to such books and records and personnel of the Company related to the conduct of the business of the Company prior to the Closing, to the extent reasonably necessary for Seller in connection with (A) preparation of financial statements required under Applicable Law, (B) preparation of filings and submissions to Governmental Entities, (C) the conduct of any Action against a party that is not Buyer or its Affiliates, (D) compliance with any applicable Governmental Orders, (E) compliance with Applicable Law, or (F) any Tax filings in accordance with Section 9.1 with respect to Seller’s interest in the Company; provided, that the exceptions and qualifications contained in the provisos to Section 6.2(a) shall apply mutatis mutandis.

(c) From and after the Closing Date until the seventh (7th) anniversary thereof, Seller shall, and shall cause its Affiliates to (i) retain their respective books and records (including Tax records) related to the Company and its business and affairs prior to the Closing, only if they are in their possession, in accordance with the requirements of Applicable Law and in a manner consistent with their ordinary document retention policies or practices, and (ii) at Buyer’s reasonable request, afford Buyer reasonable access during normal business hours to such books and records and relevant personnel of Seller and its Affiliates, to the extent reasonably necessary for Buyer in connection with (A) preparation of financial statements required under Applicable Law, (B) preparation of filings and submissions to Governmental Entities, (C) compliance with any applicable Governmental Orders, (D) the conduct of any Action against a party that is not Seller or its Affiliates, (E) compliance with Applicable Law, or (F) any Tax filings in accordance with Section 9.1; provided, that the exceptions and qualifications contained in the provisos to Section 6.2(a) shall apply mutatis mutandis.

Section 6.3 Confidentiality

(a) The terms of the Non-Disclosure Agreement shall continue in full force and effect in accordance with its terms. Notwithstanding anything to the contrary in the Non-Disclosure Agreement, the Parties agree that (i) the “Purpose” applicable to Seller and Buyer under the Non-Disclosure Agreement shall be, and hereby is, modified such that it includes the purposes relating to the performance of the obligations or the exercise of rights under this Agreement or the other Transaction Documents, and (ii) the term of the Non-Disclosure Agreement shall be, and hereby is, modified such that the Non-Disclosure Agreement continues in full force and effect until the termination of the Shareholders Agreement as it relates to either Party. If, for any reason, the transactions contemplated by this Agreement are not consummated, the Non-Disclosure Agreement shall nonetheless continue in full force and effect in accordance with its terms until the first (1st) anniversary of the date of valid termination of this Agreement in accordance with the terms hereof.

(b) The Parties acknowledge and agree that (i) the terms and contents of this Agreement and the other Transaction Documents, (ii) any information with respect to the negotiation, execution or performance of this Agreement or the other Transaction Documents, (iii) any information relating to the Company (the “Company Information”), and (iv) any information relating to the other Party or its Affiliates (other than the Company) (the “Counterparty Information”), which, in each case of (iii) and (iv), is obtained from the Company, such other Party or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the other Transaction Documents, shall constitute “Confidential Information” under the Non-Disclosure Agreement, subject to the limitations set forth therein.

(c) Notwithstanding anything to the contrary in the Non-Disclosure

Exhibit 4.80

Agreement, Company Information shall be deemed as Seller’s Confidential Information (as defined in the Non-Disclosure Agreement) before the Closing Date. On and after the Closing Date, the confidentiality obligations of the Parties with respect to Company Information and Counterparty Information shall be exclusively governed by the Shareholders Agreement. For the avoidance of doubt, the Non-Disclosure Agreement shall continue to apply on and after the Closing Date with respect to Confidential Information referred to in Section 6.3(b)(i) and (ii) above.

(d) Notwithstanding anything to the contrary in the Clean Team Agreement, the Parties agree that such agreement shall remain effective until the Closing Date and terminate and cease to have any effect on and from the Closing Date.

Section 6.4 Consents, Approvals and Filings

(a) Subject to the provisions of this Section 6.4, each Party shall use its reasonable best efforts, and shall cooperate (and, where applicable, cause each of their respective Affiliates and, in the case of Seller, including the Company, to cooperate) with each other to (i) comply as promptly as practicable after the date hereof with all requirements of Governmental Entities applicable to the transactions contemplated by this Agreement or any other Transaction Document and (ii) obtain as promptly as practicable after the date hereof all necessary Governmental Approvals (including the Required Governmental Approvals) in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. Each Party shall be responsible for all costs related to each of its own (or its Affiliates’) required filings with and approvals of Governmental Entities.

(b) In connection with the obligations of the Parties pursuant to Section 6.4, (i) each Party shall, as promptly as practicable after the date hereof, commence pre-notification, prior consultation or similar process customarily conducted with Governmental Entities (including the JFSA) with respect to the filings in connection with the approval by and the notification necessary in connection with the consummation of the transactions contemplated by this Agreement, the other Transaction Documents and the OneIM SPA, and (ii) each Party shall, as promptly as practicable after the date hereof, (A) make all other filings with, and requests for approvals by, all applicable Governmental Entities that are legally required in connection with this Agreement or the other Transaction Documents, and (B)(1) take all steps that are reasonably necessary to avoid any adverse or unusual Action by any Governmental Entity with respect to the transactions contemplated by this Agreement or the other Transaction Documents, (2) defend or contest in good faith any Action by any third party (including any other Governmental Entity), whether judicial or administrative, challenging any of this Agreement or the other Transaction Documents, or the transactions contemplated hereby or thereby, or that could otherwise prevent, impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated hereby or thereby, and use its commercially reasonable efforts to have vacated or reversed any Governmental Order that could prevent, impede, interfere with, hinder or delay in any material respect the transactions contemplated by any of this Agreement or the other Transaction Documents, and (3) consent to and comply with any condition, limitation or qualification imposed by any Governmental Entity on its grant of any such Governmental Approval, in each case with respect to clause (B), other than (x) as would constitute or would reasonably be expected to result in a Burdensome Condition or (y) in respect of defense against an Action or potential Action that outside counsel of Buyer advises in writing to Buyer is “frivolous”. Except as may be prohibited by the applicable Governmental Entities or Applicable Law, each Party shall provide to the other Party copies of all applications or other substantive communications to Governmental Entities in

Exhibit 4.80

connection with this Agreement or any other Transaction Document in advance of the filing or submission thereof; provided that neither Party shall be required to provide the other Party with any information or materials that (1) are commercially or competitively sensitive, (2) contain personal information or other personally identifiable information about an officer, director or employee of Buyer or any of its Affiliates, or (3) that are legally privileged (collectively, “Sensitive Information”).

(c) Without limiting the generality of the foregoing, as promptly as practicable following the date hereof, each Party shall make the applicable filings required in connection with each Required Governmental Approval; provided, that the filings in connection with the approval by and the notification to the JFSA shall be made as promptly as practicable after the JFSA has indicated Buyer may proceed with such filings in the prior consultation process (it being understood that Buyer shall continue to engage in the prior consultation process with the JFSA and use its reasonable best efforts to obtain such indication to proceed with such filings as promptly as practicable following the date hereof).

(d) Except as may be prohibited by the JFSA or Applicable Law, each Party shall:

(i) (A) within a reasonable time prior to furnishing any written materials to, or having any communications with the JFSA (other than a telephone call initiated by the JFSA and not scheduled in advance or de minimis communications not involving substantive discussions), whether formal or informal, in connection with the transactions contemplated by this Agreement or the other Transaction Documents, furnish the other Party with a copy (in connection with any written materials or communications) and reasonably detailed agenda items (in connection with any oral communications) thereof, and such other Party shall have a reasonable opportunity to provide comments thereon, and (B) promptly after having engaged any such communications with the JFSA, provide the other Party with a reasonable summary of such communications and respond to any reasonable inquiry from the other Party;

(ii) not engage in any meetings (including telephone conferences) with the JFSA in connection with the transactions contemplated by this Agreement or the other Transaction Documents without first providing the other Party with reasonable prior notice thereof. If the other Party reasonably determines that its attendance or participation in any such meeting is necessary or appropriate in light of its knowledge or involvement relating to the transactions contemplated by this Agreement or the other Transaction Documents, the Parties shall discuss in good faith whether and to what extent such other Party may attend or otherwise participate in such meeting. Notwithstanding the foregoing, if, at any meeting or discussion with the JFSA that is not intended for the purpose of discussions relating to the transactions contemplated by this Agreement or the other Transaction Documents, either Party is requested by the JFSA to provide explanations or engage in discussions regarding matters relating to such transactions, such Party may provide such explanations or engage in such discussions to the extent reasonably and practically necessary to preserve the relationship with the JFSA without giving prior notice to the other Party; provided, that, except as may be prohibited by the JFSA or Applicable Law, such Party shall promptly provide the other Party with the details of such explanations or discussions;

(iii) if it receives any substantive notice or other substantive communication from the JFSA in connection with the transactions contemplated by this

Exhibit 4.80

Agreement or the other Transaction Documents, give to the other Party prompt written notice together with a copy (in connection with any written notice or communications) or a reasonable summary (in connection with any oral communications) thereof; and

(iv) if the JFSA requires that a hearing be held in connection with the transactions contemplated by this Agreement or the other Transaction Documents, (A) use its commercially reasonable efforts to arrange for such hearing to be held as promptly as practicable after the notice that such hearing is required has been received by such Party, (B) give to the other Party reasonable prior written notice of the time and place when any substantive meetings, or substantive telephone conferences may be held by it with the JFSA in connection with the transactions contemplated by this Agreement or the other Transaction Documents, and, to the extent permitted by the JFSA and Applicable Law, the other Party shall have the right to have a Representative or Representatives attend or otherwise participate in any such meeting or telephone conference.

Notwithstanding the foregoing, nothing in this Section 6.4(d) shall require either Party to provide to the other Party any information or materials (including information or materials that may be shared prior to or during telephone calls or conferences with the JFSA) that constitute Sensitive Information.

(e)

(i) From the date hereof until the Closing, Buyer shall not, and shall cause its controlled Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or any equity in, or by any other manner, any assets or Person, to the extent such acquisition would reasonably be expected to: (i) impose any material delay in obtaining, or materially increase the risk of not obtaining, any Required Governmental Approvals or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of a Governmental Entity seeking or entering a Governmental Order prohibiting the consummation of the transactions contemplated by this Agreement or the other Transaction Documents, (iii) materially increase the risk of not being able to remove any such Governmental Order on appeal or otherwise, or (iv) otherwise materially prevent or delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents. Buyer shall use reasonable best efforts to cause its Affiliates that are not controlled by it not to take such actions.

(ii) Buyer shall, and shall cause its controlled Affiliates to, promptly cease, terminate or withdraw from any existing negotiations, discussions, agreements or plans as of the date hereof to the extent that continuing such activities would reasonably be expected to give rise to any of the matters set forth in Section 6.4(e)(i). Buyer shall use commercially reasonable efforts to cause its Affiliates that are not controlled by it to take the foregoing actions.

Section 6.5 Third Party Consents and Board Approvals.

(a) Prior to the Closing, Seller shall cause the Company to use its commercially reasonable efforts to obtain the consents, approvals and waivers of third parties set forth in Schedule 6.5(a), and Buyer shall reasonably cooperate with Seller and the Company in connection with the foregoing. Prior to the Closing, Seller shall cause the Company to give

Exhibit 4.80

notices to counterparties to the Contracts set forth in Schedule 6.5(a).

(b) Seller shall, and shall cause the Company to, take all actions necessary to duly adopt, prior to the Closing, all resolutions of the board of directors of the Company approving the transfer of the Target Shares to Buyer and the consummation of the transactions contemplated by this Agreement. Seller shall further cause such resolutions to remain in full force and effect as of the Closing.

Section 6.6 Public Announcements

The Parties shall agree on a press release announcing the entering into of this Agreement or the other Transaction Documents and the transactions contemplated hereby or thereby. Thereafter, each Party shall, and shall cause its Affiliates to, consult with the other Party before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated by this Agreement or the other Transaction Documents and shall not and shall cause its Affiliates not to issue any such press release or make any such public statement with respect to such matters without the advance approval of the other Party following such consultation (such approval not to be unreasonably withheld, conditioned or delayed), except as may be required by Applicable Law or by the requirements of any securities exchange; provided that, in the event that any Party is required under Applicable Law to issue any such press release or make any public statement and it is not reasonably practicable to obtain the advance approval of the other Party as required by this Section 6.6, the Party that issues such press release or makes such statement shall provide the other Party with notice and a copy of such press release or statement as soon as reasonably practicable; provided, however, that none of the foregoing shall apply to any press release or other public statement to the extent the statements therein with respect to this Agreement or the transactions contemplated hereby are consistent in all material respects with, and do not contain additional material information to, the statements previously issued in compliance with this Section 6.6.

Section 6.7 Other Transaction Documents

(a) From the date of this Agreement until the Closing, the Parties shall negotiate in good faith and prepare, supplement and finalize the Transitional Services Agreement, consistent with the TSA Term Sheet, and Seller shall, and shall cause the Company to enter into such Transitional Services Agreement finalized in accordance with the foregoing in form and substance reasonably acceptable to Buyer, acting as a reasonable buyer, at or prior to the Closing.

(b) At the Closing, the Parties shall enter into a shareholders agreement (the “Shareholders Agreement”) with regard to the matters concerning the operation and shares of the Company after the Closing, which shall be in the form attached hereto as Exhibit C-1; provided, that in the event that a OneIM Non-Closing Event has occurred on or prior to the Closing, such Shareholders Agreement shall instead be in the form attached hereto as Exhibit C-2.

Section 6.8 Employee Matters

(a) From and after the Closing Date until the third (3rd) anniversary of the Closing Date with respect to each employee who is employed by the Company as of immediately prior to the Closing (each, a “Continuing Employee”):

Exhibit 4.80

(i) Buyer shall cause the Company to continue to employ each Continuing Employee, except for (A) voluntary resignation, retirement and disciplinary dismissal in accordance with Applicable Laws and the Company’s internal regulations, and (B) any transfer of such Continuing Employee to Buyer or any of its Affiliates, or Seller or any of its Affiliates, subject to the prior consent of such Continuing Employee being validly obtained in accordance with Applicable Laws; and

(ii) Buyer shall cause the Company to maintain at least the same level of the compensation, benefits and other employment conditions of each Continuing Employee, taken as a whole, such that they are no less favorable than those in effect immediately prior to the Closing, except for (A) changes based on modification of job responsibilities or job descriptions, performance evaluation or disciplinary actions in accordance with Applicable Laws and the Company’s internal regulations, and (B) any transfer of such Continuing Employee to Buyer or any of its Affiliates, or Seller or any of its Affiliates, subject to the prior consent of such Continuing Employee being validly obtained in accordance with Applicable Laws.

(b) From the date of this Agreement until the date on which Seller ceases to hold any shares in the Company, Seller shall not, and shall cause its Affiliates not to, terminate, withdraw or replace employees seconded from the Seller Group to the Company as of the date hereof (the “Existing Seconded Employees”) in a manner that would reasonably be expected to cause material disruption to the operations of the Company without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed), except for (i) resignations, (ii) any leave of absence due to physical or mental illness or injuries, or return of any Existing Seconded Employee to the Seller Group in connection with such circumstances, (iii) any termination or suspension for cause as determined by the Seller Group in accordance with applicable employment contracts or the Company’s employment policies and consistent with their past employment practices, (iv) any return of any Existing Seconded Employee to the Seller Group due to such employee’s misconduct, or (v) any termination or withdrawal of any Existing Seconded Employee as agreed in writing by Buyer in advance, and in each case of clauses (i) through (v), none of the Seller or the Seller Group shall be obligated to replace such Existing Seconded Employee with another employee; provided, that Buyer shall, and shall cause the Company to, use commercially reasonable efforts to enable the Company to independently perform such functions as promptly as reasonably practicable following the Closing, without reliance on any such seconded employees from the Seller Group, it being understood that the continuation of any such secondment arrangements is conditioned upon Buyer’s compliance with the foregoing obligation. All costs and expenses (including any payments to such seconded employees) relating to such secondment arrangements (the “Secondment Costs”) shall be borne by the Company unless otherwise agreed in writing between Seller and Buyer.

(c) With respect to any employee benefit plan maintained by Buyer or its Affiliates (including the Company following the Closing) (collectively, “Buyer Benefit Plans”) and any Continuing Employee who participates in such plans, Buyer shall use commercially reasonable efforts to, or shall cause its Affiliates (including the Company following the Closing) to use commercially reasonable efforts to, recognize all service of such Continuing Employee with the Company, Seller or any other member of the Seller Group, as applicable, prior to the Closing, as if such service were with Buyer or its applicable Affiliates for vesting and eligibility purposes in any Buyer Benefit Plan in which such Continuing Employee participates after the Closing Date; provided, however, that such service shall not be recognized

Exhibit 4.80

to the extent that (i) such recognition would result in a duplication of benefits, (ii) is not permitted under Applicable Law, or (iii) would not be feasible under the terms of the relevant Buyer Benefit Plan as in effect on the Closing Date.

(d) The provisions of Section 6.8(a) and Section 6.8(c) are for the sole benefit of Seller, and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Continuing Employee or any other Person other than Seller and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any such provision of this Agreement. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. Nothing in this Section 6.8 shall require the continued employment of any Continuing Employee, or create any right in any Continuing Employee to any continued employment with Seller, the Company, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 6.9 Waiver of Claims

(a) Seller hereby waives as of the Closing, and shall not make or pursue after the Closing, any claim or Action against the Company or any of its present or past directors, officers or employees (excluding any employees seconded from the Seller Group to the Company) in respect of any Losses that Seller may incur under this Agreement or otherwise in connection with the transactions contemplated by this Agreement; provided, however, that nothing in this Section 6.9(a) shall limit or restrict (i) any claim arising under the Transitional Services Agreement, (ii) any claim arising under any Related Person Arrangements, or (iii) any claim arising out of fraud, willful misconduct, gross negligence, breach of fiduciary duty, violation of Applicable Law or material violation of internal policies or regulations of the Company by such individuals.

(b) Buyer hereby waives as of the Closing, and shall not, and shall not cause or permit the Company to, make or pursue after the Closing, any claim or Action against the Company or any of its present or past directors, officers or employees in respect of or arising out of or pertaining to matters existing or occurring prior to the Closing (including such matters in connection with this Agreement and the other Transaction Documents and, unless the OneIM Non-Closing Event has occurred, the OneIM SPA, and the transactions contemplated hereby and thereby), whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted by Applicable Law; provided, however, that nothing in this Section 6.9(b) shall limit or restrict any claim arising out of fraud, willful misconduct, gross negligence, breach of fiduciary duty, violation of Applicable Law or material violation of internal policies or regulations of the Company by such individuals.

Section 6.10 Non-Solicitation

From and after the Closing Date until the second (2nd) anniversary thereof, neither Party shall, and each Party shall cause its Affiliates (in the case of Buyer, including the Company) not to, directly or indirectly, solicit or cause to be solicited, for purposes of employment by, or engagement in the business of, such Party or any of its Affiliates, any director, officer or employee of the other Party or any of its Affiliates; provided, however, that the foregoing restriction (i) shall not prevent either Party or its Affiliates from entering into discussions with, employing, engaging or entering into any Contract with any individual (A) who responds to placements of general solicitation, job posting or advertisements not targeted at directors, officers or employees of the other Party or any of its Affiliates, (B) who is contacted by a

Exhibit 4.80

recruitment agency (provided that none of such Party or its Affiliates instruct such agency to target any directors, officers or employees of the other Party or any of its Affiliates) and is introduced to such Party or its Affiliates by such agency, or (C) who contacts such Party or its Affiliates in search of employment or engagement without having first received encouragement or invitation to do so from such Party or its Affiliates, and (ii) shall not prevent Buyer or its Affiliates from (A) engaging, pursuant to and in accordance with any secondment agreement between Seller or its Affiliates (for the avoidance of doubt, other than the Company) on the one hand, and the Company on the other hand, the employees of Seller or any of its Affiliates as secondees from the Seller Group to the Company, (B) soliciting any Existing Seconded Employee who is, at the time of such solicitation, seconded to the Company for purposes of employment by, or engagement in the business of the Company, or (C) taking any such actions as otherwise agreed in writing between Seller and Buyer in advance of any solicitation of such employment (and, for the avoidance of doubt, in the case of any transfer (tenseki), subject to the prior consent of the relevant individual being validly obtained in accordance with Applicable Laws).

Section 6.11 Exclusivity

From the date hereof until the earliest of (x) the Closing, (y) the termination of this Agreement in accordance with its terms and (z) April 1, 2028, Seller shall not, and shall not authorize or permit any of its Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (a) solicit, initiate or knowingly facilitate or encourage the making of an Acquisition Proposal; (b) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (c) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall promptly cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their Representatives to promptly cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer, OneIM or any of their respective Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of all or any significant portion of the Company’s properties or assets; provided, for the avoidance of doubt, that “Acquisition Proposal” shall not include any reinsurance transactions, asset management transactions or other activities taken in the Ordinary Course of Business.

Section 6.12 Discontinuance of Use of Brand

(a) The Parties agree to take, and shall cause the Company to take, all actions necessary to change the corporate name of the Company as of the Closing Date to such corporate name as separately designated by Buyer (which shall not include, and shall not be similar to, “T&D” and shall not infringe or reasonably be expected to infringe any Intellectual Property of any third party), including causing the Company to adopt the necessary resolutions at a shareholders’ meeting to amend its articles of incorporation in connection with such change of corporate name, and exercising their voting rights in favor of such resolutions at such shareholders’ meeting.

(b) Following the date hereof, the Parties shall cooperate in good faith to develop a plan for the Company to discontinue the use of the “T&D” brand as soon as

Exhibit 4.80

practicable after the Closing Date, including in connection with solicitation materials and other materials relating to Products, with the aim of minimizing any disruption to the business of the Company following the Closing (the “Brand Transition Plan”), and the Parties shall take (and, prior to the Closing, Seller shall cause the Company to take, and from or after the Closing, Buyer shall cause the Company to take) all actions agreed by the Parties in the Brand Transition Plan. Subject to Seller’s compliance with the foregoing sentence, and except as otherwise provided in the Brand Transition Plan or otherwise agreed by the Parties, Buyer shall cause the Company to discontinue the use of the “T&D” brand as soon as practicable after the Closing Date.

Section 6.13 Directors and Officers Liability; Indemnification

(a) From and after the Closing, Buyer shall cause the Company to indemnify, defend and hold harmless all past and present directors, statutory auditors and officers of the Company (the “D&O Indemnified Parties”) from and against all Losses incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring prior to the Closing (including such matters in connection with this Agreement and the other Transaction Documents and, unless the OneIM Non-Closing Event has occurred, the OneIM SPA, and the transactions contemplated hereby and thereby), whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted by Applicable Law, except in the case of fraud, willful misconduct or gross negligence or violation of Applicable Law committed by such D&O Indemnified Parties.

(b) From the Closing Date and for a period of six (6) years thereafter, Buyer shall not cause or permit the Company to amend, modify or otherwise repeal any rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing (and rights for advancement of expenses) to be less favorable as compared to those existing in favor of the D&O Indemnified Parties as provided in their respective Organizational Documents and any indemnification or other agreements of the Company as in effect on the date this Agreement, and all such rights shall survive the Closing and shall continue in full force and effect in accordance with their terms.

(c) The provisions of this Section 6.13 are for the sole benefit of Seller, and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any D&O Indemnified Party or any other Person other than Seller and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any such provision. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. Nothing in this Section 6.13 shall create any right in any D&O Indemnified Party to any continued employment with Seller, the Company, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 6.14 Notification

(a) Between the date hereof and the Closing Date, each Party shall use commercially reasonable efforts to promptly notify the other Party of the occurrence or non-occurrence of any event that is reasonably likely to result in the failure of any of the conditions set forth in Article 7, as applicable upon having actual Knowledge of any such occurrence or non-occurrence; provided, however, that in each case, such notice shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure to satisfy any condition to the Closing, or to otherwise limit or affect in any way the remedies available

Exhibit 4.80

hereunder to the Party receiving such notice as set forth in this Agreement, or any of the conditions to the obligations of the Parties; and provided, further, that failure to deliver any notice pursuant to this Section 6.14(a) shall not (i) result in a failure of any condition set forth in Section 7.2(b) (in the case of the failure to deliver such notice by Buyer) or Section 7.3(b) (in the case of the failure to deliver such notice by Seller) or (ii) give rise to any termination right under Section 10.1(d) (in the case of the failure to deliver such notice by Buyer) or Section 10.1(e) (in the case of the failure to deliver such notice by Seller), unless the underlying event or breach would independently result in the failure of such condition or independently give rise to such termination right.

(b) Each Party shall promptly notify the other Party of any Action that shall be instituted or threatened against such Party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement or the other Transaction Documents upon having actual Knowledge of any such Action; provided, however, that in each case, such notice shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure to satisfy any condition to the Closing, or to otherwise limit or affect in any way the remedies available hereunder to the Party receiving such notice as set forth in this Agreement, or any of the conditions to the obligations of the Parties; and provided, further, that failure to deliver any notice pursuant to this Section 6.14(b) shall not (i) result in a failure of any condition set forth in Section 7.2(b) (in the case of the failure to deliver such notice by Buyer) or Section 7.3(b) (in the case of the failure to deliver such notice by Seller) or (ii) give rise to any termination right under Section 10.1(d) (in the case of the failure to deliver such notice by Buyer) or Section 10.1(e) (in the case of the failure to deliver such notice by Seller), unless the underlying event or breach would independently result in the failure of such condition or independently give rise to such termination right.

(c) Each Party shall notify the other Party, to the extent permitted by Applicable Law, of any information that such Party receives (including communications with applicable Governmental Entities) that the final outstanding condition to Closing set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing) is reasonably expected to be satisfied or waived, so that the Parties can discuss and identify an Anticipated Closing Date in a manner consistent with the provisions of Section 2.3.

Section 6.15 Further Assurances

Without limiting the other provisions hereof, from the date hereof until the Closing, each Party shall, and Seller shall cause the Company to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the conditions to Closing set forth in Article 7. After the Closing Date, the Parties and their respective Affiliates shall execute and deliver, and shall cause to be executed and delivered, such documents, certificates, agreements and other instruments and shall take, and shall cause to be taken, such further actions as may be reasonably required or requested to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.

Section 6.16 Termination of Related Person Arrangements

At or prior to the Closing, and pursuant to documentation reasonably acceptable to Buyer, Seller shall terminate, or cause to be terminated, all Related Person Arrangements set forth on Section 6.16 of the Seller Disclosure Schedule and any other Related Person Arrangements that Seller and Buyer agree in writing to terminate, with no further liability of the Company following the Closing except for liabilities pursuant to arrangements expressly

Exhibit 4.80

permitted or contemplated to continue under this Agreement. Following the date hereof, Seller and Buyer shall, upon Buyer’s request, discuss in good faith the potential termination of any remaining Related Person Arrangements (other than the Outsourcing Agreement, which shall be subject to Section 6.18(b)), it being understood that Seller shall not be obligated to effect any such termination unless mutually agreed between the Parties.

Section 6.17 IFRS Conversion Plan.

(a) Buyer agrees that it shall be solely responsible and shall take all reasonable actions for the design, planning, project management and overall implementation of the IFRS Conversion Plan in accordance with the approach, milestones and implementation timeline as set forth therein, including taking, or causing to be taken, any actions necessary to obtain any confirmation or other sign-off from the relevant accounting firm required for, or otherwise necessary to achieve, completion of the IFRS Conversion Plan. Following the date hereof and until the completion of the IFRS Conversion Plan, Buyer shall provide to Seller and the Company sufficiently detailed and actionable instructions, guidance, workplans, specifications and timelines (including clear allocation of responsibilities, dependencies, prerequisites and acceptance criteria) reasonably necessary for Seller and the Company to perform the actions and tasks expressly assigned to them (collectively, the “IFRS Buyer Instructions”). Seller and Company shall not be required to comply with the IFRS Buyer Instructions if the IFRS Buyer Instructions (i) allocate or assign actions or tasks to Seller or the Company that are not reasonably necessary for the implementation of the IFRS Conversion Plan, (ii) assume any resources, capabilities, systems access, data, tooling or personnel other than those already possessed by, available to or readily accessible in the ordinary course by Seller or the Company, or those made available to the Company by Buyer or its Representatives, or (iii) adversely impact the Company’s ability to complete the Host Migration Development Plan by the Host Migration Long Stop Date. Any material changes to scope, milestones, approach, implementation timeline or responsibilities under the IFRS Conversion Plan shall be subject to Seller’s prior written consent (not to be unreasonably withheld, delayed or conditioned).

(b) Following the date hereof and until the completion of the IFRS Conversion Plan, Seller shall, and shall cause the Company to, use commercially reasonable efforts to perform those actions and tasks that are expressly assigned to Seller or the Company in accordance with the IFRS Buyer Instructions, and otherwise comply and cooperate with the IFRS Buyer Instructions, to the extent practically and reasonably feasible in light of Seller’s and the Company’s resources, capabilities, systems, ordinary course operations and other applicable constraints. Seller and the Company shall not unreasonably refuse, condition or delay the performance of, or cooperation with respect to, any actions or tasks expressly assigned to Seller or the Company under the IFRS Buyer Instructions, to the extent such IFRS Buyer Instructions comply with Section 6.17(a). For the avoidance of doubt, Seller and the Company shall have no obligation to determine, design, interpret, supplement, correct or complete the IFRS Conversion Plan or any IFRS Buyer Instructions. Nothing in this Section 6.17 shall require Seller or the Company to take any action that would, or would reasonably be expected to, (i) unreasonably and materially interfere with the conduct of any of the businesses or operations of the Company in the ordinary course or (ii) adversely impact the Company’s ability to complete the Host Migration Development Plan by the Host Migration Long Stop Date.

(c) Buyer shall be responsible for, and shall bear the risk of, any deficiencies, errors, omissions, impracticability or incompleteness in the IFRS Conversion Plan

Exhibit 4.80

or the IFRS Buyer Instructions. Buyer shall make available (directly or through external advisors acting under Buyer’s direction) sufficient personnel with appropriate expertise to direct and support the Company’s execution of the IFRS Conversion Plan, and Buyer shall remain responsible for all outcomes relating to the IFRS Conversion Plan, subject to Seller’s compliance with Section 6.17(b). To the extent that any delay, failure, rework, deficiency, shortfall or non-achievement of any milestone, timeline or deliverable is caused by or attributable to any delay or failure by Buyer to provide complete IFRS Buyer Instructions, decisions, approvals or resources when required, Seller shall have no Liability for any of the foregoing.

(d) During the period from the date hereof and until the completion of the IFRS Conversion Plan, Buyer and Seller shall hold regular progress update meetings regarding the implementation status of the IFRS Conversion Plan, at least monthly or at such higher frequency as may be reasonably requested by either Party or otherwise agreed between the Parties, and shall discuss in good faith any actions, cooperation or support reasonably necessary to facilitate the smooth and timely implementation of the IFRS Conversion Plan. Each Party shall, and Seller shall cause the Company to, promptly upon the other Party’s reasonable request, apprise the other Party of the status and progress of the implementation of the IFRS Conversion Plan or IFRS Buyer Instructions in reasonable detail.

(e) Regardless of whether the Closing occurs or not, Buyer shall be responsible for all of its costs and expenses related to the implementation of the IFRS Conversion Plan and shall reimburse Seller and the Company for their respective costs and expenses reasonably incurred in connection with the implementation of the IFRS Conversion Plan, including reasonable costs and expenses associated with the use of external advisors for purposes of implementing the IFRS Conversion Plan. This Section 6.17(e) is intended to be for the benefit of, and shall be enforceable by, the Company, OneIM and their respective successors and assigns. The reimbursement provided for in this Section 6.17(e) shall not be deemed exclusive of any other rights to which the Company and its successors and assigns are entitled, whether pursuant to law, contract or otherwise.

(f) Buyer agrees that, notwithstanding anything to the contrary in this Agreement or the other Transaction Documents, no matters or circumstances arising from or in connection with the implementation of, or the cooperation with, the IFRS Conversion Plan shall constitute a breach of any representation or warranty under Article 6 or any covenant, obligation or undertaking of Seller in this Agreement or the other Transaction Documents, except for any obligation expressly set forth in this Section 6.17 subject to the qualifications thereof, and Buyer shall not be entitled to make any claim against Seller or the Company in respect thereof.

Section 6.18 Host Migration Development Plan

(a) In order to complete the Host Migration, as promptly as reasonably practicable following the date hereof but in any event prior to the Closing, Seller shall cause the Company to develop the Host Migration Development Plan, and promptly after the completion of the development of the Host Migration Development Plan, shall notify Buyer and deliver a copy thereof; provided, that, Seller shall discuss with Buyer in good faith prior to adopting the Host Migration Development Plan if it intends to materially change the migration methodology, development approach, timeline or estimated total project cost from what had been disclosed in the Disclosed Information (collectively, “Material Host Migration Change”, and (1) any selection of vendors other than Accenture Japan Ltd. or its Affiliates as the primary

Exhibit 4.80

development vendor for the Host Migration, (2) any material change in the migration methodology (such as a change from “re-writing method” to “re-hosting method”), and (3) selection of any cloud system other than Azure, AWS or Google Cloud shall be regarded as a Material Host Migration Change). After the adoption of the initial Host Migration Development Plan, neither Seller nor the Company shall be required to obtain consent from Buyer for supplementing, updating, amending or modifying the Host Migration Development Plan, including to comply with any requirements or requests from the JFSA, so long as such supplementation, update, amendment or modification would not (i) be a Material Host Migration Change, or (ii) reasonably be expected to materially increase the cost or prevent the completion of such migration by December 31, 2030 (the “Host Migration Long Stop Date”) (it being understood that in the case of (i) or (ii), Buyer’s prior written consent shall be required); provided, that Seller shall, and shall cause the Company to, (A) consult with Buyer in good faith in advance of making any supplementation, update, amendment or modification to the Host Migration Development Plan in response to any requirements or requests from the JFSA, (B) provide Buyer with a reasonable summary of any material communications with the JFSA relating to the Host Migration Development Plan, except for any information or materials that constitute Sensitive Information, and (C) use reasonable best efforts to ensure that any such supplementation, update, amendment or modification does not materially deviate from the scope, timeline or key assumptions of the Host Migration Development Plan as initially adopted, except to the extent required by Applicable Law or the JFSA.

(b) Following the Closing, Buyer shall not, and shall not cause the Company to, directly or indirectly, take or omit to take any action, or cause or permit anything to be done, that would reasonably be expected to prevent the completion of the Host Migration contemplated by the Host Migration Development Plan as adopted immediately prior to the Closing, by the Host Migration Long Stop Date, or to delay such completion beyond such date, including by way of any amendment, delay, suspension or abandonment of the Host Migration Development Plan. Notwithstanding the foregoing, (i) following the Host Migration Long Stop Date, Buyer may cause the Company to terminate the basic outsourcing agreement (業務委託基本契約書) dated April 1, 2014 between the Company and T&D Information System Ltd. (“TDS”), including any agreements ancillary thereto (collectively, the “Outsourcing Agreement”), and (ii) prior to the Host Migration Long Stop Date, if the completion of the Host Migration is reasonably expected to delay, Buyer may cause the Company to terminate the Outsourcing Agreement in accordance with its terms, in each case of clauses (i) and (ii), only if all of the following conditions are met: (A) Buyer and the Company have consulted in good faith with Seller and TDS and have mutually agreed with Seller and TDS on a transition plan reasonably designed to ensure the continued operation of the Company’s business without material disruption thereto; and (B) in the case of clause (ii), Buyer and the Company have consulted in good faith with the JFSA regarding an alternative arrangement or plan reasonably necessary or appropriate to implement the Host Migration Development Plan. Subject to Buyer’s compliance with the foregoing, Seller shall provide reasonably necessary cooperation in connection with the implementation of the Host Migration Development Plan, to the Company and Buyer upon reasonable request by Buyer or the Company. For the purpose of this Agreement, “completion” and other equivalent terms of the Host Migration Development Plan means the state in which the Company’s operation is reasonably determined not dependent on the Company’s host computer system developed by Hitachi, Ltd. As soon as reasonably practicable after completion of the Host Migration Development Plan, Buyer shall (or shall cause the Company to) notify Seller in writing of such completion, specifying the date on which such completion occurred.

Exhibit 4.80

(c) If there is any Material Host Migration Change to the initial Host Migration Development Plan or if such change is made subsequently, Seller and Buyer shall promptly discuss in good faith and agree on: (i) any appropriate adjustment to the amount specified in Section 8.10(a)(i) (being ¥2,800,000,000 per annum as of the date of this Agreement), taking into account the expected impact of the Material Host Migration Change, (ii) any appropriate additional cost-sharing or reimbursement arrangements in respect of the increased costs associated with the Host Migration, and (iii) any other appropriate amendments to the framework set forth in Section 6.18 or Section 8.10 in light of the Material Host Migration Change; provided, however, that after the Closing, this provision shall apply only to any Material Host Migration Change within 12 months from the Closing if: (1)(A) such Material Host Migration Change became reasonably required due to any grounds that existed before the Closing, (B) Seller was aware of such requirement of making Material Host Migration Change before the Closing, and (C) Seller nonetheless did not implement such change by the Closing; or if (2) such Material Host Migration Change became reasonably required for any reason directly attributable to a material breach of the Outsourcing Agreement by TDS or willful misconduct or gross negligence of TDS.

Section 6.19 Data Processing Arrangements

Seller shall, and shall cause the Company to, as promptly as reasonably practicable after the date of this Agreement but in any event prior to the Closing, (i) cause InfoDeliver Corporation to cease using 益徳穿梭科技(大連)有限公司 as a subcontractor for the handling of Company’s personal data, with no liability of the Company following the Closing as a direct result of such cessation, and (ii) ensure that such subcontracted services are (A) provided by any location of InfoDeliver Corporation within Japan or (B) replaced with services provided by another service provider located in Japan, designated by Seller, acting reasonably; provided, that such replacement service provider shall be subject to Buyer’s prior written consent, not to be unreasonably withheld, conditioned or delayed; provided, further, that it shall be presumed to be unreasonable for Buyer to withhold, condition or delay such consent unless Buyer reasonably demonstrates that the engagement of such replacement service provider would (1) result in, or reasonably be expected to result in, a violation of Applicable Laws, (2) raise economic or national security concerns, or (3) be reasonably necessary in light of communications with any Governmental Entity. For the avoidance of doubt, nothing in this Section shall require the termination of the Company’s agreements with InfoDeliver Corporation, except to the extent necessary to give effect to the termination of the subcontracting arrangements described in clause (i). Seller shall ensure that, from and after such replacement until the Closing, the Company shall not permit access to personal data of the Company from outside Japan.

Article 7
CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligations

The obligations of the Parties to consummate the sale of the Target Shares by Seller to Buyer and the other transactions contemplated to be consummated at the Closing hereby shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following conditions:

(a) Approvals. All Governmental Approvals required to consummate the

Exhibit 4.80

transactions contemplated by this Agreement or the other Transaction Documents or, unless the OneIM Non-Closing Event has occurred, the OneIM SPA, in each case that are set forth in Schedule 7.1(a) (“Required Governmental Approvals”), shall have been obtained or made, and shall be in full force and effect, and all waiting periods required by Applicable Law with respect thereto shall have expired or been terminated.

(b) No Injunctions, Restraints or Actions. (i) No temporary restraining order, preliminary or permanent injunction or other order or decree issued or threatened by any court of competent jurisdiction, and (ii) no statute, rule or regulation of any Governmental Entity shall be in effect, and no order, decision or other action of any Governmental Entity shall have been issued, in each case preventing the consummation of the transactions contemplated by this Agreement or any other Transaction Document or, unless the OneIM Non-Closing Event has occurred, the OneIM SPA.

Section 7.2 Conditions to Obligations of Seller

The obligations of Seller to consummate the sale of the Target Shares by Seller to Buyer and the other transactions contemplated to be consummated at the Closing hereby shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties of Buyer. The representations and warranties of Buyer set forth in this Agreement other than the Buyer Fundamental Representations (without giving effect to any limitation set forth therein as to materiality or Buyer Material Adverse Effect) shall be true and correct in all material respects as of the Closing Date (except to the extent any such representation or warranty speaks only as of an earlier date, in which event such representation or warranty shall have been true and correct as of such date), except where the failure of all such representations and warranties to be so true and correct has not had, and would not, individually or in the aggregate, reasonably be expected to have, a Buyer Material Adverse Effect. The Buyer Fundamental Representations shall be true and correct in all respects as of the Closing Date, except for de minimis inaccuracies.

(b) Performance of Obligations of Buyer. Buyer shall have performed and complied in all material respects with all agreements, obligations and covenants required to be performed or complied with by Buyer under this Agreement on or prior to the Closing Date, except where the failure of Buyer to perform or comply with such agreements, obligations or covenants has not had, and would not reasonably be expected to have, a Buyer Material Adverse Effect.

(c) Closing Deliveries of Buyer. Buyer shall have delivered or caused to be delivered to Seller a certificate, duly executed by an executive officer of Buyer, dated as of the Closing Date, certifying as to the satisfaction of the conditions set forth in Section 7.2(a) and Section 7.2(b).

(d) Simultaneous Closing of the OneIM SPA. The Closing (as defined under the OneIM SPA) of the OneIM SPA shall be reasonably expected to occur simultaneously with the Closing, and OneIM has not committed any material breach of, or is not in material default under, the OneIM SPA; provided that, this condition shall not apply if the OneIM Non-Closing Event has occurred.

(e) Shareholders Agreement. The Shareholders Agreement shall have been

Exhibit 4.80

duly entered into by the Parties and remain in full force and effect.

(f) Strategic Partnership Agreement. The Strategic Partnership Agreement shall have been duly entered into by the parties thereto and remain in full force and effect.

Section 7.3 Conditions to Obligations of Buyer

The obligations of Buyer to consummate the sale of the Target Shares by Seller to Buyer and the other transactions contemplated to be consummated at the Closing hereby shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties of Seller. The representations and warranties of Seller set forth in this Agreement other than the Fundamental Representations (without giving effect to any limitation set forth therein as to materiality including Company Material Adverse Effect) shall be true and correct in all material respects as of the Closing Date (except to the extent any such representation or warranty speaks only as of an earlier date, in which event such representation or warranty shall have been true and correct as of such date), except where the failure of all such representations and warranties to be so true and correct has not had, and would not, individually or in the aggregate, reasonably be expected to have, a Seller Material Adverse Effect or a Company Material Adverse Effect. The Fundamental Representations shall be true and correct in all respects as of the Closing Date, except for de minimis inaccuracies.

(b) Performance of Obligations of Seller. Seller shall have performed and complied in all material respects with all agreements, obligations and covenants required to be performed or complied with by it (including Section 2.5(a)) under this Agreement on or prior to the Closing Date, except where the failure of Seller to perform or comply with such agreements, obligations or covenants has not had, and would not reasonably be expected to have, a Seller Material Adverse Effect or a Company Material Adverse Effect.

(c) Closing Deliveries of Seller. Seller shall have delivered or caused to be delivered to Buyer a certificate, duly executed by an executive officer of Seller, dated as of the Closing Date, certifying as to the satisfaction of the conditions set forth in Section 7.3(a) and Section 7.3(b).

(d) Simultaneous Closing of the OneIM SPA. The Closing (as defined under the OneIM SPA) of the OneIM SPA shall be reasonably expected to occur simultaneously with the Closing, and OneIM has not committed any material breach of, or is not in material default under, the OneIM SPA; provided that, this condition shall not apply if the OneIM Non-Closing Event has occurred.

(e) Shareholders Agreement. The Shareholders Agreement shall have been duly entered into by the Parties and remain in full force and effect.

(f) Transitional Services Agreement. The Transitional Services Agreement shall have been duly entered into by Seller and the Company and remain in full force and effect.

(g) Strategic Partnership Agreement. The Strategic Partnership Agreement shall have been entered into by the parties thereto and be in full force and effect.

Exhibit 4.80

(h) IFRS Conversion Plan. The IFRS Conversion Plan shall have been implemented to Buyer’s reasonable satisfaction, acting as a reasonable buyer.

(i) Third Party Consents. All consents, approvals and waivers of third parties set forth in Schedule 6.5(a) shall have been received, and executed counterparts thereof shall have been delivered to Buyer.

(j) Company Corporate Approval. The Company shall have duly adopted all necessary resolutions of its board of directors approving the transfer of the Target Shares to Buyer and the consummation of the transactions contemplated hereby, and such resolutions shall remain in full force and effect as of the Closing Date.

(k) Termination of Related Person Arrangements. Seller shall have delivered evidence reasonably satisfactory to Buyer that Seller has performed and complied with Section 6.16.

Section 7.4 Frustration of Closing Conditions

Neither Party may rely, as a basis for either not consummating the transactions contemplated hereby or terminating this Agreement, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as applicable, to be satisfied if such failure was caused by such Party’s breach in any material respect of any provision of this Agreement (including any failure to comply with Section 6.4 or Section 6.17).

Article 8
INDEMNIFICATION

Section 8.1 Survival

The covenants to be performed by either Party prior to the Closing that do not apply after the Closing shall terminate at, and not survive, the Closing (for the avoidance of doubt, any rights to indemnification pursuant to Section 8.2 and Section 8.3 in respect of breach of such covenants before the Closing shall not be limited or otherwise affected by the Closing). The other covenants and agreements contained in this Agreement, including with respect to Leakage, shall survive the Closing until fully performed in accordance with their respective terms. Notwithstanding anything to the contrary, this Section 8.1 shall not limit, restrict or prohibit any rights, remedies, claims or causes of action (or recovery in connection therewith) in respect of (a) Fraud against the applicable Party committing such Fraud or (b) Section 2.5(b).

Section 8.2 Indemnification by Seller

Subject to the other terms and conditions of this Article 8, (1) from and after the date hereof or (2) in the case of any inaccuracy in or breach of any representation or warranty under Article 4 other than the Fundamental Representations, from and after Closing, Seller shall indemnify Buyer against, and shall hold Buyer harmless from and against, and shall pay and reimburse Buyer for, any and all Losses incurred or sustained by Buyer to the extent arising out of or resulting from, within a proximate cause (soutou ingakankei):

(a) any inaccuracy in or breach of any of the representations or warranties of Seller set forth in Article 4 or Article 5 or the certificate furnished to Buyer pursuant to Section

Exhibit 4.80

7.3(c); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement;

provided, that for the purposes of this Article 8, (i) 70.2% (if the OneIM Non-Closing Event occurs, 85.1%) of the Losses incurred or sustained by the Company shall be deemed to constitute Losses incurred or sustained by Buyer, and (ii) Buyer shall be entitled, in its sole discretion, to direct that any indemnification payment owed by Seller to Buyer be paid to the Company; provided, further, that if Buyer or the Company has actually received, or becomes entitled to actually receive, any insurance proceeds or other recovery from any Person in respect of any Losses for which Seller is obligated to indemnify Buyer, such amounts (net of any reasonable and documented costs and expenses incurred by Buyer or the Company in recovering such amounts) shall be deducted from the amount of such Losses, and provided that any such amounts actually received after Seller has made payment in respect of such Losses shall be promptly refunded to Seller; and provided, further, that to the extent that Seller has indemnified Buyer in respect of any Losses, Seller shall be subrogated to all rights of Buyer and the Company to recover against any third party in respect thereof.

Section 8.3 Indemnification by Buyer

Subject to the other terms and conditions of this Article 8, from and after the date hereof, Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, and shall pay and reimburse Seller for, any and all Losses incurred or sustained by Seller to the extent arising out of or resulting from, within a proximate cause (soutou ingakankei):

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer set forth in Article 3 or the certificate furnished to Seller pursuant to Section 7.2(c); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement;

provided, that if Seller has actually received, or becomes entitled to actually receive, any insurance proceeds or other recovery from any Person in respect of any Losses for which Buyer is obligated to indemnify Seller, such amounts (net of any reasonable and documented costs and expenses incurred by Seller in recovering such amounts) shall be deducted from the amount of such Losses, and provided that any such amounts actually received after Buyer has made payment in respect of such Losses shall be promptly refunded to Buyer; provided, further, that to the extent that Buyer has indemnified Seller in respect of any Losses, Buyer shall be subrogated to all rights of Seller to recover against any third party in respect thereof.

Section 8.4 Certain Limitations

The indemnification provided for in Section 8.2 and Section 8.3 shall be subject to the following provisions:

(a) Seller shall not be liable to Buyer for indemnification under Section 8.2 unless and until:

(i) the amount of the Losses for any single claim exceeds 0.1% of the Base Purchase Price (the “De minimis Amount”), and any Losses equal to or below

Exhibit 4.80

the De minimis Amount shall be disregarded and shall not be counted toward the Basket; and

(ii) the aggregate amount of all Losses for such claims exceeding the De minimis Amount exceeds an amount equal to 1% of the Base Purchase Price (the “Basket”),

in which event Seller shall be required to pay or be liable for all such Losses only for the amount of such Losses in excess of the Basket.

(b) In addition, the aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.2 shall not exceed an amount equal to 10% of the Base Purchase Price (the “Cap”); provided, however, that (i) the Cap shall not apply to any Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representations or any breach or non-fulfillment of any covenant, agreement or obligation, and (ii) the aggregate liability of Seller for such Losses (other than in the case of Fraud) shall not exceed an amount equal to 100% of the Base Purchase Price.

(c) Buyer shall not be liable to Seller for indemnification under Section 8.3 unless and until:

(i) the amount of the Losses for any single claim exceeds the De minimis Amount, and any Losses equal to or below the De minimis Amount shall be disregarded and shall not be counted toward the Basket; and

(ii) the aggregate amount of all Losses for any such claims exceeding the De minimis Amount exceeds the Basket,

in which event Buyer shall be required to pay or be liable for all such Losses only for the amount of such Losses in excess of the Basket.

(d) In addition, the aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.3 shall not exceed an amount equal to 100% of the Base Purchase Price.

(e) Notwithstanding the foregoing, the limitations set forth in Section 8.4(a) and Section 8.4(b) shall not apply to claims for Fraud.

(f) Without limiting the generality of the proximate cause limitation set forth in Section 8.2, Seller shall not be liable under this Agreement in respect of any matter to the extent that the same would not have occurred but for:

(i) any action taken or omitted to be taken pursuant to the requirements of this Agreement or the other Transaction Documents and, unless the OneIM Non-Closing Event has occurred, the OneIM SPA, or otherwise at the written request or written approval of Buyer;

(ii) the passing of, or any change in, any Applicable Law after the Closing Date;

(iii) any increase in the rates of Taxes or any imposition of Taxes or any withdrawal of relief from Taxes not actually (or prospectively) in effect at the

Exhibit 4.80

Closing Date; or

(iv) any change after the Closing Date of any generally accepted interpretation or application of any Applicable Law.

(g) For purposes of this Article 8, notwithstanding any other provision in this Agreement to the contrary, any inaccuracy in or breach of any representation or warranty and the amount of any Loss indemnifiable with respect thereto shall be determined without regard to any Company Material Adverse Effect or other similar material adverse effect qualification contained in or otherwise applicable to such representation or warranty and Buyer’s knowledge of any fact, matter or circumstance described in the Excluded Disclosure.

Section 8.5 Indemnification Procedures

(a) Whenever any claim shall arise for indemnification hereunder, the Party making such claim (the “Indemnified Party”) shall provide written notice of such claim (a “Claim Notice”) to the other Party (the “Indemnifying Party”). The Claim Notice shall specify in reasonable detail the legal and factual basis of the claim together with the then-available evidence thereof and, to the extent then known, an estimate of the amount of the Losses claimed together with the basis for the calculation thereof.

(b) A Claim Notice must be delivered to the Indemnifying Party from the Indemnified Party:

(i) in the case of any claims in respect of a breach of any Fundamental Representation: within five (5) years from the Closing Date;

(ii) in the case of any claims in respect of a breach of the representations and warranties contained in Section 4.21 (Taxes): within five (5) years from the Closing Date;

(iii) in the case of any claims in respect of a breach of any representations and warranties contained herein other than Fundamental Representations and Section 4.21 (Taxes): within twelve (12) months from the Closing Date; and

(iv) in the case of any claims in respect of a breach of any covenant, agreement or obligation: within twelve (12) months from the Closing Date, other than those which by their terms contemplate performance after the Closing Date.

Neither Seller nor Buyer shall have any obligation to indemnify the other Party pursuant to Section 8.2 or Section 8.3 in relation to any claim for which a Claim Notice is made after the applicable date set forth in this Section 8.5(b).

Section 8.6 Third Party Claim

(a) If either Party (or in the case of Buyer, the Company) becomes subject to, or receives, the filing, demand or notice of, any Action initiated by a third party that may give rise to a claim against the other Party for indemnification under Section 8.2 or Section 8.3, such Party (in such capacity, the “Notifying Party”) shall promptly notify the other Party (in such capacity, the “Notified Party”) of such Action in writing (a “Third Party Claim Notice”) identifying the substance and situation of that Third Party Claim in reasonable detail; provided,

Exhibit 4.80

that failure to give a Third Party Claim Notice pursuant to this Section 8.6(a) shall not relieve the Indemnifying Party except to the extent the Indemnified Party is prejudiced by such failure. The Notified Party, at its own cost and expense and upon written notice to the Notifying Party, may, to the extent permissible under Applicable Law, assume the defense of any such Action with counsel reasonably satisfactory to the Notifying Party. If the Notified Party elects to defend such Action, (i) the Notifying Party shall make available to the Notified Party or its Representatives all records and other materials reasonably required by them for use in contesting such Action and shall reasonably cooperate with the Notified Party in the defense thereof at the cost and expense of the Notified Party (provided, that the Notifying Party shall use commercially reasonable efforts to minimize such costs and expenses), (ii) the Notifying Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense, and (iii) the Notified Party shall not make any admission of liability, agreement, settlement or compromise in respect of any Action without the Notifying Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

(b) If the Notified Party does not assume the defense of any such Action within 30 days after receipt of the Third Party Claim Notice, the Notifying Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate; provided, that the Notifying Party shall not make any admission of liability, agreement, settlement or compromise in respect of any Action without the Notified Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). No action taken by the Notifying Party in accordance with such defense and settlement shall relieve the Notified Party of its indemnification obligations herein provided with respect to any Losses resulting therefrom; provided, however, that (i) the Notified Party shall not be liable for any Losses to the extent such Losses are increased by the Notifying Party’s failure to take commercially reasonable measures to mitigate such Losses, and (ii) the Notified Party shall not be liable for any Losses to the extent resulting from the Notifying Party’s gross negligence or willful misconduct in connection with such defense or settlement.

Section 8.7 Mitigation

The Indemnified Party shall use commercially reasonable efforts to take, and cause the Company to use its commercially reasonable efforts to take, commercially reasonable steps to mitigate any Losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Losses.

Section 8.8 Exclusive Remedies

Each Party acknowledges and agrees that following the Closing, the indemnification provisions of this Article 8 shall be the sole and exclusive remedies of the Parties with respect to this Agreement; provided that this Section 8.8 shall not apply to limit any Leakage claim under Section 2.5(b), specific performance under Section 11.8, or claims of Fraud.

Section 8.9 Tax Treatment of Indemnification Payments

All indemnification payments made under this Agreement (including payments under Section 8.10, if applicable) shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Applicable Law.

Exhibit 4.80

Section 8.10 Special Indemnity by Seller Relating to Host Migration

(a) If the Host Migration Development Plan has not been completed on or before the Host Migration Long Stop Date, Seller shall indemnify Buyer for an amount equal to the product of:

(i) 2.8 billion Japanese yen (¥2,800,000,000) per annum, accruing from the day immediately following such date until the earlier of (x) the Host Migration Completion Date and (y) the date on which the Company terminates the Outsourcing Agreement (the “Outsourcing Agreement Termination Date”); and

(ii) the Host Migration Indemnified Percentage,

rounded down to the nearest whole Japanese yen (such amount, the “Host Migration Adjustment Amount”);

provided, that Seller shall have no obligation to indemnify Buyer under this Section 8.10(a) to the extent such failure or delay (1) is primarily caused by or attributable to any breach by Buyer of Section 6.18(b) or (2) is primarily caused by or attributable to the IFRS Buyer Instructions.

For the purpose of this Agreement, “Host Migration Completion Date” means the date on which completion of the Host Migration Development Plan occurs, as notified by Buyer (or the Company) pursuant to Section 6.18(b) or deemed to have occurred pursuant to Section 8.10(c), and “Host Migration Indemnified Percentage” means a fraction, the numerator of which is the Target Shares (as defined in this Agreement), and the denominator of which is the sum of (i) the Target Shares (as defined in this Agreement) and (ii) the Target Shares as defined in the OneIM SPA; provided that, upon the occurrence of the OneIM Non-Closing Event, such denominator shall be equal to the Target Shares (as defined in this Agreement).

(b) Unless otherwise agreed in writing between the Parties, Seller shall pay the Host Migration Adjustment Amount to Buyer:

(i) within ten (10) Business Days after the end of each successive one-year period, the first such period commencing on the day immediately following the Host Migration Long Stop Date, provided that the Host Migration Completion Date or the Outsourcing Agreement Termination Date has not occurred prior to the end of the applicable period; and

(ii) within ten (10) Business Days after the earlier of (x) the Host Migration Completion Date and (y) the Outsourcing Agreement Termination Date, in respect of any period of less than one year that is not covered by clause (i), calculated on a pro rata daily basis.

(c) If Seller reasonably believes that the Host Migration Development Plan has been completed, Seller may deliver a written notice (a “Host Migration Completion Notice”) to Buyer specifying the date on which, in Seller’s reasonable belief, the Host Migration Development Plan has been completed. Unless Buyer reasonably objects to such notice within 10 Business Days after receipt thereof by giving written notice to Seller, specifying the basis for such objection in reasonable detail, such date shall be deemed to be the Host Migration Completion Date for the purposes of this Agreement. If Buyer delivers a notice

Exhibit 4.80

of objection within the applicable objection period, Seller’s obligation to make any payments pursuant to this Section 8.10 shall be suspended from the day immediately following the date specified in the Host Migration Completion Notice as the date on which, in Seller’s reasonable belief, the Host Migration Development Plan has been completed until the resolution of such dispute.

(d) Notwithstanding anything to the contrary in this Agreement, after the Closing, the indemnification provided under this Section 8.10 shall be the sole and exclusive remedy of Buyer and the Company, and Buyer shall not, and shall not cause or permit the Company to, seek any other remedy or claim (whether at law, in equity, in contract, in tort or otherwise), in each case in respect of any failure or delay in the completion of the Host Migration or the Host Migration Development Plan.

Article 9
TAX MATTERS

Section 9.1 Cooperation and Exchange of Information

The Parties shall provide each other with such cooperation and information as either of them or their respective Affiliates may reasonably request of the other in filing any Tax Return, amended Tax Return or claim for Tax Refund, determining a liability for Taxes or a right to a Tax Refund, or participating in or conducting any contest in respect of Taxes (a “Tax Contest”). Such cooperation and information shall include making employees and accountants reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by any Tax Authority. Buyer shall reasonably promptly notify Seller in writing in the event that the Company receives notice of a Tax Contest with respect to the Company (or Seller, as successor thereof) for any taxable period (or portion thereof) ending on or prior to the Closing Date.

Section 9.2 Matters Regarding Group Tax Consolidation

(a) If, after the Closing, Buyer causes the Company to file any Tax Return in respect of any period during which the Company was a Consolidated Subsidiary (as defined in Article 2, paragraph (1), item (12-7) of the Corporation Tax Act) of a group with Seller as the Consolidated Parent Company (as defined in Article 2, paragraph (1), item (12-6-7) of the Corporation Tax Act) (such period, the “Consolidated Tax Period”, which shall include any Tax Return filed by the Company on a standalone basis as a Consolidated Subsidiary in connection with the Group Tax Consolidation of Seller, with the day immediately preceding the Closing Date treated as the end of the relevant fiscal year), Buyer shall, prior to the filing of any such Tax Return, give Seller written notice of the contents thereof, consult with Seller in good faith with respect to such contents, and consider in good faith Seller’s reasonable requests in relation thereto. If the Company has filed any such Tax Return, Buyer shall provide Seller with a copy thereof promptly following such filing.

(b) Following the Closing, if the amount of corporation tax and local corporation tax attributable to the Company calculated in accordance with Article 81-18 of the Corporation Tax Act prior to its amendment by Act No. 8 of March 31, 2020 and Article 15 of the Local Corporation Tax Act prior to its amendment by such Act (the “Separate Attributable

Exhibit 4.80

Tax Amount”) with respect to any period during which the Company was a Consolidated Subsidiary of a group with Seller as the Consolidated Parent Company increases or decreases, the Parties agree that settlement or adjustment of such Separate Attributable Tax Amount shall be made between Seller and the Company.

(c) The Parties agree that, if, as of the Closing, there exists any unsettled amount of consolidated tax effect amount (tsusan zei koka gaku) (as defined in Article 26, paragraph 4 of the Corporation Tax Act) with respect to the Consolidated Tax Period, calculated by a reasonable method, between Seller or any of its Consolidated Subsidiaries (other than the Company), on the one hand, and the Company, on the other hand, settlement thereof shall be made between Seller or any of its Consolidated Subsidiaries (other than the Company), on the one hand, and the Company, on the other hand.

(d) The Parties agree that, following the Closing, if any increase or decrease occurs in any consolidated tax effect amount in respect of which settlement has been made with respect to the Group Tax Consolidation Period, settlement with respect to such increase or decrease shall be made between Seller or any of its Consolidated Subsidiaries (other than the Company), on the one hand, and the Company, on the other hand.

(e) Following the Closing, (i) prior to making any filing that would result in an increase in the Separate Attributable Tax Amount, Buyer shall cause the Company to provide Seller with a draft of such filing and other information relating to such increase in the Separate Attributable Tax Amount, and shall cause the Company to make such filing in accordance with Seller’s reasonable instructions, and (ii) if the Company (a) makes any other filing relating to any change in the Separate Attributable Tax Amount or (b) files any amended Tax Return or made any claim for correction that would result in a change in any consolidated tax effect amount relating to Seller or any of its Consolidated Subsidiaries (other than the Company), Buyer shall promptly notify Seller of the details thereof. Following the Closing, if (1) Seller files any amended Tax Return or made any claim for correction that would result in an increase in the Separate Attributable Tax Amount, or (2) Seller or any of its Consolidated Subsidiaries (other than the Company) files any amended Tax Return or made any claim for correction that would result in an increase in any consolidated tax effect amount relating to the Company, Seller shall promptly notify Buyer of the details thereof.

Article 10
TERMINATION PRIOR TO CLOSING

Section 10.1 Termination of Agreement

This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Seller and Buyer;

(b) by either Seller or Buyer by giving notice to the other Party, if there shall be any Governmental Order that prohibits or restrains any Party from consummating the transactions contemplated hereby, and such Governmental Order shall have become final and non-appealable; provided that, the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to a Party if the issuance of such final, non-appealable Governmental Order was primarily due to the failure of such Party to perform any of its obligations under this Agreement;

Exhibit 4.80

(c) by either Seller or Buyer by giving notice to the other Party, if the Closing has not occurred on or prior to 5:00 p.m., Tokyo time, on April 1, 2028 (the “Outside Time”); provided that, the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to a Party if such Party is in material breach of any obligations under this Agreement and such material breach causes, or results in, either (i) the failure to satisfy the conditions to the obligations of such Party set forth in Article 7 prior to the Outside Time or (ii) the failure of the Closing to have occurred prior to the Outside Time; provided, further, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to Buyer if all of the conditions set forth in Article 7 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), except for the condition set forth in Section 7.3(h), in which case, the Outside Time shall automatically be extended for an additional 90 days (and, if the condition set forth in Section 7.3(h) is not satisfied or waived by the end of such 90 day period, the Parties shall discuss further extension of the Outside Time in good faith), Buyer is obligated to consummate the Closing once the condition set forth in Section 7.3(h) is satisfied or waived, on the date the Closing is required to occur pursuant to Section 2.3, provided that all of the conditions set forth in Article 7 continue to be satisfied or waived on such date.

(d) by Seller (but only so long as it is not in material breach of its obligations under this Agreement) by giving notice to Buyer, if Buyer is in material breach of any provision of this Agreement that would render any condition set forth in Section 7.2(b) not to be satisfied, and such breach is not capable of being cured or is not cured within twenty (20) Business Days after the giving of written notice by Seller to Buyer that Seller intends to terminate this Agreement pursuant to this Section 10.1(d);

(e) by Buyer (but only so long as it is not in material breach of its obligations under this Agreement) by giving notice to Seller, if Seller is in material breach of any provision of this Agreement that would render any condition set forth in Section 7.3(b) not to be satisfied, and such breach is not capable of being cured or is not cured within twenty (20) Business Days after the giving of written notice by Buyer to Seller that Buyer intends to terminate this Agreement pursuant to this Section 10.1(e); or

(f) by either Seller or Buyer by giving notice to the other Party, if (i) any bankruptcy or insolvency proceedings or any other proceedings in or out of court analogous in nature or effect are instituted by or against the other Party, (ii) the other Party is dissolved or liquidated, whether voluntarily or involuntarily, (iii) a receiver or trustee is appointed for all or a substantial part of the assets of the other Party or (iv) the other Party makes an assignment for the benefit of creditors.

Section 10.2 No Termination after Closing

After the Closing, neither Party shall have the right to terminate this Agreement, and this Agreement shall not terminate for any reason whatsoever, unless the Parties otherwise agree in writing.

Section 10.3 Effect of Termination

(a) If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become null and void and of no further force and effect without liability of any Party (or any Representative of such Party) to the other Party to this Agreement; provided that no such termination shall relieve a Party committing Fraud from liability for such Fraud, or relieve a

Exhibit 4.80

Party from liability for any breach of this Agreement arising prior to the termination of this Agreement. Notwithstanding the foregoing, Section 1.1 (as applicable), the last sentence of Section 6.3(a), Section 6.3(b), Section 6.17(e), this Section 10.3 and Article 11 shall survive termination hereof pursuant to Section 10.1.

(b) If this Agreement is terminated (i) by Seller pursuant to Section 10.1(c) and any of the Required Governmental Approvals listed in item 1 and item 3 of Schedule 7.1(a) (“Buyer Required Governmental Approvals”) has not been obtained prior to the Outside Time, (ii) by Seller pursuant to Section 10.1(c), if the condition set forth in Section 7.3(h) has not been satisfied prior to the Outside Time primarily as a result of Buyer’s material breach of Section 6.17(a) or Section 6.17(c) and Seller and the Company complied in all material respects with their obligations under Section 6.17(b), or (iii) by Seller pursuant to Section 10.1(f), then Buyer shall pay or cause to be paid to Seller a fee in an amount equal to five percent (5%) of the Base Purchase Price (the “Reverse Termination Fee”), in cash, by wire transfer of immediately available funds within ten (10) Business Days following such termination (for which Buyer shall bear the fees and expenses incurred for the wire transfer). Notwithstanding anything to the contrary in this Agreement, the Reverse Termination Fee shall be the sole and exclusive remedy of Seller against Buyer for any damages suffered, any breach of any covenant in this Agreement, or the failure of the transactions contemplated hereby to be consummated, except for Buyer’s indemnification obligation pursuant to Section 6.17(e). Upon receipt by Seller of the Reverse Termination Fee, Buyer shall not have any further liability relating to or arising out of this Agreement.

Article 11
GENERAL PROVISIONS

Section 11.1 Fees and Expenses

Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement and the other Transaction Documents are consummated, each Party shall pay its own costs and expenses incident to preparing for, entering into and carrying out the Transaction Documents and the consummation of the transactions contemplated thereby.

Section 11.2 Notice

All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, by overnight courier (providing proof of delivery) or by email, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Seller:

T&D Holdings, Inc.

2-7-1 Nihonbashi

Chuo-ku, Tokyo 103-6031, Japan

Attention: [***]

Email: [***]

with a copy (which shall not constitute notice) to:

Exhibit 4.80

Nishimura & Asahi (Gaikokuho Kyodo Jigyo)
Otemon Tower
1-1-2 Otemachi, Chiyoda-ku
Tokyo 100-8124, Japan
Attention: [***]
Email: [***]

if to Buyer:

PayPay Corporation

YOTSUYA TOWER 1-6-1, Yotsuya, Shinjuku-ku, Tokyo 160-0004, Japan

Attention: [***]

Email: [***]

with a copy (which shall not constitute notice) to:

Mori Hamada & Matsumoto
16th Floor, Marunouchi Park Building
2-6-1 Marunouchi, Chiyoda-ku
Tokyo 100-8222, Japan
Attention: [***]
Email: [***]

Notice given by personal delivery, overnight courier or email shall be effective upon actual receipt.

Section 11.3 Interpretation

When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. All references herein to any agreement, instrument, statute, rule or regulation are to the agreement, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, includes any rules, regulations and guidance promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section. Disclosure of any item in the Seller Disclosure Schedule, as the case may be, shall not be deemed an admission that such item represents a material item, fact, exception of fact, event or circumstance or that occurrence or non-occurrence of any change or Effect related to such item has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The word “or” shall not be exclusive except where the context otherwise requires. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate. Whenever the word “Japanese yen” or the “¥” sign appear in this Agreement, they shall be construed to mean the lawful currency of Japan. This Agreement has been fully negotiated by the Parties and shall not be construed by any Governmental Entity against either Party by virtue of the fact that such Party was the drafting Party. The words “herein”, “hereof”, “hereunder”, or “hereby” and similar terms are to be deemed to refer to this Agreement as a

Exhibit 4.80

whole and not to any specific Section. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Any term of this Agreement providing that Seller or the Company has “made available”, “provided” or “delivered” any document or information to Buyer means that such document or information was uploaded in full to the Electronic Data Room, as applicable, at least five (5) Business Days prior to the date hereof.

Section 11.4 Entire Agreement; Third Party Beneficiaries

This Agreement (including all exhibits and schedules hereto), together with the Non-Disclosure Agreement, constitutes the entire agreement, and supersedes all prior agreements, understandings, representations and warranties, both written and oral, between the Parties with respect to the subject matter hereof. Subject to the rights of the Company and OneIM under Section 6.17(e), nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties and their respective successors and permitted assigns any rights or remedies.

Section 11.5 Governing Law; Jurisdiction

(a) This Agreement and any dispute arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the laws of Japan, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) All disputes arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it, shall be subject to the exclusive jurisdiction of the Tokyo District Court of Japan as the court of first instance.

Section 11.6 Assignment

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by either Party without the prior written consent of the other Party, and any such assignment that is not consented to shall be null and void; provided, that Buyer may, from and after the Closing, assign its rights or claims hereunder to SoftBank Group Corp. or any of its Subsidiaries. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 11.7 Severability; Amendment; Modification; Waiver

(a) Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(b) This Agreement may be amended or a provision hereof waived only by a written instrument signed by each of the Parties in the case of an amendment, or in the case of

Exhibit 4.80

a waiver, by the Party entitled to make such a waiver.

(c) No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

Section 11.8 Specific Performance

The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.9 Counterparts

This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party. Each Party may deliver its signed counterpart of this Agreement to the other Party by means of electronic mail or any other electronic medium utilizing image scan technology, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart.

[Remainder of page intentionally left blank.]

Exhibit 4.80

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

T&D HOLDINGS, INC.

By: /s/ Masahiko Moriyama

Name: Masahiko Moriyama

Title: Representative Director and President

[Signature Page to Share Purchase Agreement]

Exhibit 4.80

PAYPAY CORPORATION

By: /s/ Ichiro Nakayama

Name: Ichiro Nakayama

Title: President and Representative Director

[Signature Page to Share Purchase Agreement]

Exhibit 4.80

Exhibit A
IFRS Conversion Plan

[***]

Exhibit 4.80

Exhibit B
TSA Term Sheet

[***]

Exhibit 4.80

Exhibit C-1
Form of Tripartite Shareholders Agreement

[***]

Exhibit 4.80

Exhibit C-2
Form of Bilateral Shareholders Agreement

[***]

Exhibit 4.80

Schedule 6.5(a)
Third Party Consents

1. Lease Agreement (貸室賃貸借契約書) dated February 28, 2006, between the Company and Daido Life Insurance Company (大同生命南館).

2. Lease Agreement (貸室賃貸借契約書) dated February 28, 2006, between the Company and Daido Life Insurance Company (福岡大同生命ビル).

Exhibit 4.80

Schedule 7.1(a)
Required Governmental Approvals

1. the approval from the Commissioner of the JFSA for Buyer to be a Major Shareholder of Insurance Company in respect of Buyer’s holding of the Target Shares (which, for the avoidance of doubt, shall be 1,361,600 common shares of the Company, representing 85.1% of the total issued and outstanding common shares of the Company as of the date hereof, if the OneIM Non-Closing Event has occurred) pursuant to Article 271-10 of the Insurance Business Act.

2. the approval from the Commissioner of the JFSA for Seller to be a Major Shareholder of Insurance Company in respect of Seller’s holding of the common shares of the Company (other than the Target Shares and the common shares of the Company to be sold by Seller to OneIM under the OneIM SPA) (the “Seller’s Holding”) pursuant to Article 271-10 of the Insurance Business Act (the “Seller Major Shareholder Approval”); provided, however, that, if confirmation or no objection has been obtained from the JFSA in a manner reasonably satisfactory to both Parties, that the Seller Major Shareholder Approval is not required with respect to the Seller’s Holding, the Seller Major Shareholder Approval shall not be included in the Required Governmental Approvals.

3. the antitrust filing with respect to the Share Sale with the Japanese Fair Trade Commission pursuant to Article 10(2) of the Act on Prohibition of Private Monopolization and Maintenance of Fair Trade, and the lapse of the statutory waiting period in connection with the antitrust filing with no further action requested by the Japanese Fair Trade Commission.